CALCULATION OF REGISTRATION FEE

Class of securities offered	Amount to be registered	Maximum offering price per unit	Maximum aggregate offering price	Amount of registration fee
7¾% Senior Notes due 2017	$465,000,000	97.116%	$451,589,400	$25,199(1)
Guarantees of Senior Notes	—	—	—	(2)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate registration fee is payable with respect to the guarantees.
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-159329

Prospectus Supplement
(To Prospectus Dated May 19, 2009)

$465,000,000
7 3/4% Senior Notes due 2017

Issue Price 97.116%

Interest payable June 1 and December 1.

The notes will mature on June 1, 2017. Interest will accrue from June 3, 2009, and the first interest payment date will be December 1, 2009.

At any time on or after June 1, 2013, we may redeem all or part of the notes at the redemption prices specified in this prospectus supplement under “Description of notes—Optional redemption,” plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time before June 1, 2012, we may redeem up to 35% of the notes with the proceeds we receive from certain equity offerings, as long as at least 65% of the aggregate principal amount of the notes remains outstanding after the redemption. The redemption prices are more fully described in the prospectus supplement under “Description of Notes—Optional Redemption.” If we sell certain assets and do not invest the proceeds or repay indebtedness or if we experience specific kinds of changes of control, we must offer to repurchase the notes.

The notes will be our general senior unsecured obligations and will be equal in right of payment with all of our existing and future senior indebtedness, including our $375.0 million 6 1/4% Senior Notes due 2013, or the 2013 Notes, and our $150.0 million 6.75% Senior Notes due 2014, or the 2014 Notes, which we refer to herein together as the Existing Senior Notes, and amounts outstanding under our revolving credit facility. The notes will be senior to our existing and future subordinated indebtedness. The notes will be effectively junior to all of our existing and future secured indebtedness, including amounts outstanding under our revolving credit facility to the extent of the collateral securing such indebtedness. The notes will be guaranteed on a senior unsecured basis by substantially all of our existing and future domestic subsidiaries that guarantee our revolving credit facility or other specified indebtedness. The guarantee of any subsidiary will be released when such subsidiary no longer guarantees such indebtedness, when such subsidiary is no longer a subsidiary of ours or when such subsidiary is designated an unrestricted subsidiary under the terms of the indenture. The guarantees will be equal in right of payment with the existing and future unsecured senior indebtedness of the guarantors, including the guarantees of the revolving credit facility and the guarantees of the Existing Senior Notes, and will rank senior to the future subordinated indebtedness of the guarantors. The guarantees will be effectively junior to all existing and future secured indebtedness of the guarantors, including guarantees of our revolving credit facility to the extent of the collateral securing such indebtedness. The notes will be structurally junior to the indebtedness and other liabilities of our non-guarantor subsidiaries.

Investing in the notes involves risks. See “Risk factors” beginning on page S-11.

			Proceeds to
	Public	Underwriting	Corrections
	offering	discounts and	Corporation of
	price	commissions	America

Per note	97.116%	2.000%	95.116%
Total	$451,589,400	$9,300,000	$442,289,400

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect that delivery of the notes to purchasers will be made on or about June 3, 2009 in book entry form through The Depository Trust Company for the account of its participants, including Clearstream Banking société anonyme and Euroclear Bank, S.A./N.V.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

J.P. Morgan	Banc of America Securities LLC	Wachovia Securities

Joint Lead Managers

HSBC	SunTrust Robinson Humphrey

Co-Managers

BB&T Capital Markets	U.S. Bancorp Investments, Inc.	Avondale Partners
First Analysis Securities Corporation	Macquarie	RBC Capital Markets

May 19, 2009

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We have not authorized anyone to provide you with different information. We are not and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Prospectus supplement

Forward-looking statements

This prospectus supplement contains statements that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this prospectus supplement, including statements regarding our future financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “projects,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on our current plans and actual future activities, and our results of operations may be materially different from those set forth in the forward-looking statements. In particular these include, among other things, statements relating to:

•	general economic and market conditions, including the impact governmental budgets can have on our per diem rates and occupancy;

•	fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in costs of operations, fluctuations in interest rates and risks of operations;

•	changes in the privatization of the corrections and detention industry and the public acceptance of our services;

•	our ability to obtain and maintain correctional facility management contracts, including as the result of sufficient governmental appropriations, inmate disturbances, and the timing of the opening of new facilities and the commencement of new management contracts as well as our ability to utilize current available beds and new capacity as development and expansion projects are completed;

•	increases in costs to develop or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions, and material shortages, resulting in increased construction costs;

•	changes in government policy and in legislation and regulation of the corrections and detention industry that adversely affect our business including, but not limited to, judicial challenges regarding the transfer of California inmates to out-of-state private correctional facilities; and

•	the availability of debt and equity financing on terms that are favorable to us.

All forward-looking statements in this prospectus supplement should be considered in the context of these risk factors, some of which are more fully described under “Risk Factors.” Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this prospectus supplement are cautioned not to place undue reliance on the forward-looking statements.

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Market and industry data

Certain market data contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus are based on independent industry publications and reports by market research firms. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources referred to above.

Where you can find more information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we file current, quarterly and annual reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. Our SEC filings also are available to the public at the Internet website maintained by the SEC at www.sec.gov and from commercial document retrieval services.

We also make available free of charge through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, our definitive proxy statements and Section 16 reports on Forms 3, 4 and 5 as soon as reasonably practicable after we electronically file such reports or amendments with, or furnish them to, the SEC. Our Internet website address is www.correctionscorp.com. The information located on, or hyperlinked or otherwise connected to, our website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any other filings that we make with the SEC.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “CXW.” You may inspect the information that we file with the NYSE, at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

Incorporation of information by reference

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This means that we can disclose important business and financial information to you by referring you to information and documents that we have filed with the SEC. Any information that we refer to in this manner is considered part of this prospectus supplement. Any information that we file with the SEC after this prospectus supplement will automatically update and supersede the corresponding information contained in this prospectus supplement or in documents filed earlier with the SEC.

We are incorporating by reference into this prospectus supplement the following documents that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

S-iii

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 7, 2009; and

•	Our Current Reports on Form 8-K, filed with the SEC on February 23, 2009 and May 14, 2009.

We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after this prospectus supplement and prior to the completion or termination of any offering pursuant to this prospectus supplement. Notwithstanding the foregoing, information that we furnish under Items 2.02 and 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus supplement.

Each document referred to above is available over the Internet on the SEC’s website at www.sec.gov and on our website at www.correctionscorp.com. We will also furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be directed to:

Corrections Corporation of America
10 Burton Hills Boulevard
Nashville, Tennessee 37215
(615) 263-3000
Attention: Investor Relations

In this prospectus supplement and the accompanying prospectus, “we,” “us,” “our” and the “Company” refer to Corrections Corporation of America and its consolidated subsidiaries, unless otherwise expressly stated or the context otherwise requires. The symbol “$” refers to U.S. dollars, unless otherwise indicated.

We expect delivery of the notes will be made against payment therefor on or about June 3, 2009, which is the tenth business day following the date of pricing of the notes (such settlement being referred to as “T+10”). Under Rule 15(c)6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes and the next six succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

S-iv

Summary

The following summary highlights certain significant aspects of our business and this offering, but you should carefully read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under “Incorporation of information by reference,” before making an investment decision. Because this is a summary, it does not contain all the information that is important to you. Our actual results could differ materially from those anticipated in certain forward-looking statements contained in this prospectus supplement as a result of certain factors, including those set forth under “Forward-looking statements” and “Risk factors.”

Our company

We are the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States behind only the federal government and three states. We specialize in owning, operating, and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to help reduce recidivism and to prepare inmates for their successful reentry into society upon their release. We also provide health care (including medical, dental, and psychiatric services), food services, and work and recreational programs.

We currently operate 64 correctional and detention facilities, including 44 facilities that we own, with a total design capacity of approximately 85,000 beds in 19 states and the District of Columbia. We also own two additional correctional facilities that we lease to third-party operators. For the year ended December 31, 2008 and the three months ended March 31, 2009, we had revenues of $1,584.2 million and $404.2 million, respectively, and operating income of $300.6 million and $74.9 million, respectively.

Under our management services contracts, government agencies pay us at an inmate per diem rate based upon actual or minimum guaranteed occupancy levels. Our management services contracts typically have terms of three to five years, and contain multiple renewal options exercisable at the option of the contracting government agency. Most of our facility contracts also contain clauses that allow the government agency to terminate the contract at any time without cause, and our contracts are generally subject to annual or bi-annual legislative appropriations of funds.

Competitive strengths

We believe that we benefit from the following competitive strengths:

•	The Largest and Most Recognized Private Prison Operator. Our recognition as the industry’s leading private prison operator provides us with significant credibility with our current and prospective clients. We believe we manage nearly 50% of all privately managed prison beds in the United States. We pioneered modern-day private prisons with a list of notable accomplishments, such as being the first company to design, build, and operate a private prison and the first company to manage a private maximum-security facility under a direct contract with the federal government. In addition to providing us with extensive experience and institutional knowledge, our size also helps us deliver value to our customers by providing purchasing power and allowing us to achieve certain economies of scale.

•	Available Beds within Our Existing Facilities. As of May 1, 2009, as a result of recently completed bed expansions and new facility development projects we had eight facilities which had vacancies and provided us with approximately 7,500 available beds. Further, there were approximately 2,400 additional available beds at eight of our other facilities as of May 1, 2009.

•	Development and Expansion Opportunities. As a result of persistent demand from both our federal and state customers, the utilization of a significant portion of our available beds, and the expectation of an environment that continues to be constrained by a lack of available supply of prison beds, we intensified our efforts to deliver new bed capacity through development of new prison facilities and the expansion of certain of our existing facilities.

•	Diverse, High Quality Customer Base. We provide services under management contracts with federal, state, and local agencies that generally have credit ratings of single-A or better. In addition, a majority of our contracts have terms between one and five years which contribute to our relatively predictable and stable revenue base.

•	Proven Senior Management Team. Our senior management team has applied their prior experience and diverse industry expertise to significantly improve our operations, related financial results, and capital structure. Under our senior management team’s leadership, we have created new business opportunities with customers that have not previously utilized the private corrections sector, expanded relationships with existing customers, including all three federal correctional and detention agencies, and successfully completed numerous recapitalization and refinancing transactions, resulting in increases in revenues, operating income, facility operating margins, and profitability.

•	Financial Flexibility. As of March 31, 2009, we had cash on hand of $44.0 million and $119.0 million available under our $450.0 million revolving credit facility and no debt maturities until May 2011. Further, we intend to use the net proceeds of this offering along with cash on hand to repurchase, redeem or otherwise acquire all of our 7 1/2% Senior Notes due 2011 and to pay accrued interest and associated fees and expenses. During the year ended December 31, 2008 and the three months ended March 31, 2009, we generated $273.6 million and $82.1 million, respectively, in cash through operating activities, and as of March 31, 2009, we had net working capital of $150.6 million. As of March 31, 2009, the interest rates on all our outstanding indebtedness were fixed, with the exception of the interest rate applicable to $289.5 million outstanding under our revolving credit facility, with a total weighted average effective interest rate of 6.0%, while our total weighted average debt maturity was 3.3 years.

Business strategy

Our primary business strategy is to provide quality corrections services, offer a compelling value, and increase occupancy and revenue, while maintaining our position as the leading owner, operator, and manager of privatized correctional and detention facilities. We will also consider opportunities for growth, including potential acquisitions of businesses within our line of business and those that provide complementary services, provided we believe such opportunities will broaden our market and/or increase the services we can provide to our customers.

•	Own and Operate High Quality Correctional and Detention Facilities. We believe that our customers choose an outsourced correctional service provider based primarily on availability of beds, price, and the quality services provided. Approximately 92% of the facilities we operated as of December 31, 2008 are accredited by the American Correctional Association (the “ACA”), an independent organization of corrections industry professionals that establishes standards by which a correctional facility may gain accreditation. We believe that this percentage compares favorably to the percentage of government-operated adult prisons that are accredited by the ACA. We have experienced wardens managing our facilities, with an average of over 24 years of corrections experience and an average tenure of approximately 12 years with us.

•	Offer Compelling Value. We believe that our customers also seek a compelling value and service offering when selecting an outsourced correctional services provider. We believe that we offer a cost-effective alternative to our customers by reducing their correctional services costs and allowing them to avoid making large capital investments in new prison beds. We attempt to improve operating performance and efficiency through the following key operating initiatives: (1) standardizing supply and service purchasing practices and usage; (2) implementing a standard approach to staffing and business practices in an effort to reduce our fixed expenses; (3) improving inmate management, resource consumption, and reporting procedures through the utilization of numerous technological initiatives; and (4) improving productivity and reducing employee turnover. We also intend to continue to implement a wide variety of specialized services that address the unique needs of various segments of the inmate population. Because the facilities we operate differ with respect to security levels, ages, genders, and cultures of inmates, we focus on the particular needs of an inmate population and tailor our services based on local conditions and our ability to provide services on a cost-effective basis.

•	Increase Occupancy and Revenue. Our industry benefits from significant economies of scale, resulting in lower operating costs per inmate as occupancy rates increase. We believe we have been successful in increasing occupancy and continue to pursue a number of initiatives intended to further increase our revenue. We are focused on renewing and enhancing the terms of our existing contracts, and have intensified our efforts to create new bed capacity and take advantage of additional expansion opportunities that we believe have favorable investment returns and increase value to our stockholders.

The Corrections and Detention Industry

We believe we are well-positioned to capitalize on government outsourcing of correctional management services because of our competitive strengths, business strategy, and financial flexibility. Notwithstanding the effects the current economy could have on our customers’ demand for prison beds in the short term, we believe the long-term trends favor an increase in the outsourcing of correctional management services. The key reasons for this outsourcing trend include (unless otherwise noted, statistical references were obtained from the “Bureau of Justice Statistics Bulletin” issued by the U.S. Department of Justice in December 2008):

•	Growing United States Prison Population. The annual growth rate of the federal and state prison population was 1.8% for the year ended December 31, 2007, which was slightly less than the average annual growth rate of 2.0% from 2000 to 2006. During 2007, the total number of prisoners under federal jurisdiction increased 3.4%, while state prison populations increased 1.5%. Federal agencies are collectively our largest customer and accounted for 40%

of our total revenues (when aggregating all of our federal contracts) for the year ended December 31, 2008. During 2007, total prison populations increased more rapidly than the U.S. resident population. The imprisonment rate—the number of sentenced prisoners per 100,000 residents—increased from 501 prisoners per 100,000 U.S. residents in 2006 to 506 prisoners per 100,000 U.S. residents in 2007. From 2000 through 2007, the imprisonment rate increased from 475 per 100,000 U.S. residents to 506 per 100,000 U.S. residents. During these seven years, the number of sentenced prisoners increased by 15% while the general population increased by 6.4%.

•	Prison Overcrowding. The significant growth of the prison population in the United States has led to overcrowding in the state and federal prison systems. In 2007, at least 19 states and the federal prison system reported operating at or above their highest capacity measure. The federal prison system was operating at 36% above capacity at December 31, 2007. According to the “Public Safety, Public Spending” report issued by Pew Charitable Trusts on February 14, 2007, prison populations are expected to grow by more than 153,000 inmates by the end of 2011. The “Public Safety, Public Spending” report also forecasts that inmate populations of the 20 states with which we currently do business will grow by nearly 80,000 by 2011, or about two-thirds of the projected total state inmate population growth. Based on this report, other publicly available data, and our own proprietary research, we do not currently believe that our customers will be able to develop the capacity needed to accommodate their demand for prison beds.

•	Acceptance of Privatization. The prisoner population housed in privately managed facilities in the United States as of December 31, 2007 was approximately 126,000. At December 31, 2007, 15.7% of federal inmates and 6.8% of state inmates were held in private facilities. Since December 31, 2000, the number of federal inmates held in private facilities has increased approximately 102%, while the number of state inmates held in private facilities has increased approximately 32%. Twenty-one states had at least 5% of their prison population held in private facilities at December 31, 2007. Six states, all of which are our customers, housed at least 25% of their prison population in private facilities as of December 31, 2007—New Mexico (42%), Montana (38%), Hawaii (36%), Wyoming (30%), Alaska (30%), and Idaho (27%).

•	Governmental Budgeting Constraints. We believe the outsourcing of prison management services to private operators allows governments to manage increasing inmate populations while simultaneously controlling correctional costs and improving correctional services. The use of facilities owned and managed by private operators allows governments to expand prison capacity without incurring large capital commitments required to increase correctional capacity. In addition, contracting with a private operator allows governmental agencies to add beds without making significant capital investment or incurring new debt. We believe these advantages translate into significant cost savings for government agencies.

Corporate information

Our principal executive offices are located at 10 Burton Hills Boulevard, Nashville, Tennessee 37215 and our telephone number is (615) 263-3000. We also maintain a website at www.correctionscorp.com. The information on our website is not part of this prospectus supplement unless such information is specifically incorporated herein.

The offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to “Description of notes.”

Issuer	Corrections Corporation of America

Securities	$465,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2017.

Maturity	The notes will mature on June 1, 2017.

Interest Payment Dates	June 1 and December 1 of each year, commencing December 1, 2009.

Optional Redemption	At any time prior to June 1, 2012, we may redeem up to 35% of the notes with the net cash proceeds of certain equity offerings at the redemption price set forth under “Description of notes—Optional redemption.”

On and after June 1, 2013, we may redeem the notes, in whole or in part, at the redemption prices set forth under “Description of notes—Optional redemption.”

Ranking	The notes will be our general unsecured senior obligations. Accordingly, they will be:

• effectively subordinated to all of our existing and future secured indebtedness, including indebtedness under our revolving credit facility;

• structurally subordinated to all future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us);

• equal in right of payment to all of our existing and future senior unsecured indebtedness, including our Existing Senior Notes and our revolving credit facility; and

• senior in right of payment to all of our existing and future subordinated indebtedness.

As of March 31, 2009, after giving effect to this offering and the use of proceeds therefrom we would have had total consolidated indebtedness of approximately $1,266.1 million, including approximately $289.5 million of secured indebtednesses under our revolving credit facility, and an additional approximately $32.2 million of outstanding letters of credit.

Guarantees	The notes initially will be jointly and severally guaranteed on a senior unsecured basis by substantially all of our subsidiaries. In the future,

the guarantees may be released or terminated under certain circumstances. Each subsidiary guarantee will be:

• effectively subordinated to all existing and future secured indebtedness of such guarantor subsidiary, including its guarantee of indebtedness under our revolving credit facility, to the extent of the collateral securing such indebtedness;

• equal in right of payment to all existing and future senior unsecured indebtedness of such guarantor subsidiary, including its guarantee of our Existing Senior Notes and our revolving credit facility; and

• senior in right of payment to all existing and future subordinated indebtedness of such guarantor subsidiary.

As of March 31, 2009, our guarantor subsidiaries had no indebtedness outstanding that would have been structurally senior to the notes offered hereby and the related guarantees. Not all our subsidiaries will guarantee the notes. For the three months ended March 31, 2009, the entities that will guarantee the notes generated all of our revenues.

Covenants	We will issue the notes under a base indenture as supplemented by a second supplemental indenture containing covenants for your benefit. These covenants restrict our ability and the ability of our restricted subsidiaries, with exceptions, to among other things:

• pay dividends or make other restricted payments;

• incur additional debt or issue preferred stock;

• create or permit to exist certain liens;

• incur restrictions on the ability of certain of our subsidiaries to pay dividends or other payments;

• consolidate, merge or transfer all or substantially all of our assets;

• enter into transactions with affiliates; and

• sell or dispose of our assets.

These covenants are subject to a number of important exceptions and qualifications. In addition, most of the covenants will no longer be applicable if the notes are rated investment grade by Moody’s Investor Services, Inc. or Standard & Poor’s Rating Services. See “Description of notes—Certain covenants—Changes in covenants when notes rated investment grade.”

Mandatory Offer to Repurchase	If a Change of Control occurs, we must offer to repurchase the notes at a redemption price equal to 101% of the principal amount thereof plus any accrued and unpaid interest.

No Public Market	The notes are a series of securities for which there is currently no established trading market. The underwriters have advised us that they presently intend to make a market in the notes. However, you should be aware that they are not obligated to make a market and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the notes may not be available if you try to sell your notes. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Use of Proceeds	We intend to use the net proceeds from this offering along with cash on hand to purchase, redeem or otherwise acquire all of our $450.0 million aggregate principal amount outstanding 7 1/2% Senior Notes due 2011 and to pay accrued interest and associated fees and expenses. See “Use of proceeds.”

Form	The notes will be represented by registered global securities registered in the name of Cede & Co., the nominee of the depositary, The Depository Trust Company, or DTC. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Risk Factors	See “Risk factors” beginning on page S-11 of this prospectus supplement for important information regarding us and an investment in the notes.

Summary historical financial and operating data

The following table sets forth certain of our historical consolidated financial and operating data as of and for the periods indicated. Our summary historical financial data is derived from our audited consolidated financial statements as of December 31, 2006, 2007 and 2008 and for the years then ended and from our unaudited consolidated financial statements as of March 31, 2008 and 2009 and for the three months then ended. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the related notes all contained in our Current Report on Form 8-K filed with the SEC on May 14, 2009 and our Quarterly Report on Form 10-Q filed with the SEC on May 7, 2009, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Years ended December 31,			Three months ended March 31,
(dollars in thousands)	2006	2007	2008	2008	2009

Statements of Operations:
Revenue:
Management and other	$1,287,297	$1,439,826	$1,581,593	$378,773	$403,572
Rental	2,218	2,399	2,576	638	582

Total revenue	1,289,515	1,442,225	1,584,169	379,411	404,154

Expenses:
Operating	937,491	1,025,040	1,112,679	268,892	284,797
General and administrative	63,593	74,399	80,308	19,553	19,771
Depreciation and amortization	67,150	78,396	90,555	21,316	24,644
Goodwill impairment	–	554	–	–	–

Total expenses	1,068,234	1,178,389	1,283,542	309,761	329,212

Operating income	221,281	263,836	300,627	69,650	74,942
Other (income) expense:
Interest expense, net	58,783	53,776	59,404	13,650	17,935
Expenses associated with debt refinancing and recapitalization transactions	982	–	–	–	–
Other (income) expense	(260)	(308)	292	94	26

Income from continuing operations before income taxes	161,776	210,368	240,931	55,906	56,981
Income tax expense	(59,455)	(79,367)	(90,933)	(21,430)	(21,595)

Income from continuing operations	102,321	131,001	149,998	34,476	35,386
Income (loss) from discontinued operations, net of taxes	2,918	2,372	943	522	(789)

Net income	$105,239	$133,373	$150,941	$34,998	$34,597

As of March 31,
(dollars in thousands)	2009

Balance Sheet Data:
Cash and cash equivalents	$44,048
Total assets	2,867,281
Total debt	1,265,071
Total liabilities	1,559,812
Stockholders’ equity	1,307,469

(dollars in thousands,	Years ended December 31,			Three months ended March 31,
except per man-day data)	2006	2007	2008	2008	2009

Facility Operating and Other Financial Data:
Average compensated population	65,719	71,034	74,970	73,431	76,489
Average compensated occupancy	94.9%	98.2%	95.5%	97.0%	89.4%
Total compensated man-days	23,987,375	25,927,392	27,438,974	6,682,227	6,884,021
Revenue per compensated man-day(1)	$53.02	$54.94	$57.39	$56.27	$58.45
Margin per compensated man-day(2)	$14.80	$16.27	$17.55	$16.81	$17.55
Capital expenditures	$166,411	$373,162	$482,213	$167,704	$25,827
EBITDA(3)	$287,709	$343,094	$390,890	$90,872	$99,560

(1)	Computed by dividing aggregate facility revenue by total compensated man-days.

(2)	Computed by deducting facility operating expense per compensated man-day from revenue per compensated man-day.

(3)	EBITDA is a non-GAAP financial measure. We calculate EBITDA for the periods presented herein as net income plus net interest expense, depreciation and amortization, income tax expense, goodwill impairment, and (income) loss from discontinued operations. We believe that it supplements discussion and analysis of our results of operations and it is used to review and assess the operating performance of our correctional facilities and our management teams. We believe that it is useful to provide investors, lenders and security analysts disclosures of our results of operations on the same basis as that used by management. However, other companies may calculate EBITDA differently than we do. EBITDA is not a measure of performance under GAAP and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as an indicator of our operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with our consolidated financial statements and related notes incorporated by reference herein. EBITDA is useful as a supplemental measure of the performance of our correctional facilities because it does not take into account depreciation and amortization or tax provisions. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of our correctional facilities, management believes that assessing performance of our correctional facilities without the impact of depreciation or amortization is useful. A reconciliation of EBITDA to net income computed in accordance with GAAP is as follows:

				Three
				months
				ended
	Years ended December 31,			March 31,
(dollars in thousands)	2006(i)	2007	2008	2008	2009

Net income	$105,239	$133,373	$150,941	$34,998	$34,597
Interest expense, net	58,783	53,776	59,404	13,650	17,935
Depreciation and amortization	67,150	78,396	90,555	21,316	24,644
Income tax expense	59,455	79,367	90,933	21,430	21,595
Goodwill impairment	–	554	–	–	–
(Income) loss from discontinued operations, net of taxes	(2,918)	(2,372)	(943)	(522)	789

EBITDA	$287,709	$343,094	$390,890	$90,872	$99,560

(i)	EBITDA for the year ended December 31, 2006 presented above reflects $982 of expenses associated with debt refinancing and recapitalization transactions.

						For the three
						months ended
	For the years ended December 31,					March 31,
	2004	2005	2006	2007	2008	2009

Ratio of Earnings to Fixed Charges(1)	2.1x	1.9x	3.2x	3.8x	4.0x	4.0x

(1)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs.

Risk factors

You should carefully consider the following factors that could materially affect our business, as well as the other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, in our periodic filings with the SEC, press releases and other statements, we discuss estimates and projections regarding our future performance and business outlook. Such “forward-looking statements,” by their nature, involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from our historical experience or our present expectations and projections. The following is a non-exclusive discussion of such risks and uncertainties.

Risks related to our leveraged capital structure

Our indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under our debt securities.

We have a significant amount of indebtedness. As of March 31, 2009, after giving pro forma effect to this offering and the use of proceeds as contemplated herein, we would have had total indebtedness of $1,266.1 million. Our indebtedness could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes issued in this offering;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds or refinance existing indebtedness on favorable terms.

Our revolving credit facility and other debt instruments have restrictive covenants that could limit our financial flexibility.

The indentures related to our senior notes, including the notes offered hereby, and our revolving credit facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our ability to borrow under our revolving credit facility is subject to compliance with certain financial covenants, including leverage and interest coverage ratios. Our revolving credit facility includes other restrictions that, among other things, limit our ability to incur indebtedness; grant liens; engage in mergers, consolidations and liquidations; make asset dispositions, restricted payments and investments; enter into transactions with affiliates; and amend, modify or prepay certain indebtedness. The indentures related to our senior notes contain limitations on our ability to effect mergers and change of control events, as well as other limitations, including:

•	limitations on the declaration and payment of dividends or other restricted payments;

•	limitations on incurring additional indebtedness or issuing preferred stock;

•	limitations on the creation or existence of certain liens;

•	limitations on incurring restrictions on the ability of certain of our subsidiaries to pay dividends or other payments;

•	limitations on transactions with affiliates; and

•	limitations on the sale of assets.

See “Description of certain other indebtedness.” Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debts. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control.

The risk exists that our business will be unable to generate sufficient cash flow from operations or that future borrowings will not be available to us under our revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including our existing senior notes, or new debt securities, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including our senior notes, or new debt securities, on or before maturity. We may not, however, be able to refinance any of our indebtedness, including our revolving credit facility and including our senior notes to be issued in this notes offering, or new debt securities on commercially reasonable terms or at all.

We are required to repurchase all or a portion of our senior notes, including the notes offered hereby, upon a change of control.

Upon certain change of control events, as that term is defined in the indentures for our senior notes and the notes to be issued in this offering, including a change of control caused by an unsolicited third party, we are required to make an offer in cash to repurchase all or any part of each holder’s notes at a repurchase price equal to 101% of the principal thereof, plus accrued interest. The source of funds for any such repurchase would be our available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person or entity. Sufficient funds may not be available to us, however, at the time of any change of control event to repurchase all or a portion of the tendered notes pursuant to this requirement. Our failure to offer to repurchase notes, or to repurchase notes tendered, following a change of control will result in a default under the respective indentures, which could lead to a cross-default under our revolving credit facility and under the terms of our other indebtedness. In addition, our revolving credit facility restricts our ability to make any such required repurchases. Prior to repurchasing the notes upon a change of control event, we must either repay outstanding indebtedness under our revolving credit facility or obtain the consent of the lenders under our revolving credit facility. If we do not obtain the required consents or repay our outstanding indebtedness under our revolving credit facility, we would remain effectively prohibited from offering to purchase the notes. See “Description of notes—Repurchase at the option of holders—Change of control.”

Despite current indebtedness levels, we may still incur more debt.

The terms of the indentures for our senior notes and the notes to be issued in this offering and our revolving credit facility restrict our ability to incur significant additional indebtedness. However, in the future we may refinance all or a portion of our indebtedness, including our revolving credit facility, and may incur additional indebtedness. As of March 31, 2009, we had $119.0 million of additional borrowing capacity available under our revolving credit facility. In addition, we may issue an indeterminate amount of debt securities from time to time when we determine that market conditions and the opportunity to utilize the proceeds from the issuance of such debt securities are favorable. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

Our access to capital may be affected by general macroeconomic conditions.

As a result of current economic conditions, including turmoil and uncertainty in the capital markets, credit markets have tightened significantly such that the ability to obtain new capital has become more challenging and more expensive. In addition, several large financial institutions have either recently failed or been dependent on the assistance of the federal government to continue to operate as a going concern. Lehman Brothers Commercial Bank (“Lehman”), which holds a $15.0 million share in our revolving credit facility, is a defaulting lender under the terms of the credit agreement. As of March 31, 2009, of the $15.0 million share of our revolving credit facility, Lehman had funded $4.6 million that remained outstanding. This balance will be repaid on a pro-rata basis whenever we repay any LIBOR-based loans. To the extent that their funding is reduced, it will not be replaced. Going forward, we do not expect to have access to incremental funding from Lehman. Further, to the extent we obtain additional letters of credit under the facility, we will be required to provide cash collateral on a pro-rata basis to reflect the inability of Lehman to fulfill its commitments.

We can provide no assurance that the remaining banks that have made commitments under our revolving credit facility will continue to operate as a going concern in the future. If any of the remaining banks in the lending group were to fail, it is possible that the capacity under the revolving credit facility would be further reduced. In the event that the availability under the revolving credit facility was reduced significantly, we could be required to obtain capital from alternate sources in order to continue with our business and capital strategies. Our options for addressing such capital constraints would include, but not be limited to (i) reducing or suspending the stock repurchase program, (ii) delaying certain capital expenditure projects, (iii) obtaining commitments from the remaining banks in the lending group or from new banks to fund increased amounts under the terms of the revolving credit facility, or (iv) accessing the public capital markets. Such alternatives in the current market could be on terms less favorable than under existing terms, which could have a material effect on our consolidated financial position, results of operations, or cash flows.

Risks related to the offering

The notes are effectively subordinated to our secured indebtedness and structurally subordinated to any future indebtedness of any non-guarantor subsidiaries.

The notes are unsecured and therefore are effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. As of March 31, 2009, our total secured indebtedness was approximately $289.5 million. The indenture permits us to incur additional secured indebtedness provided certain conditions are met. See “Description of notes—Certain covenants—Incurrence of indebtedness and issuance of preferred stock and“—Liens”.” Consequently, in the event we are the subject of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the holders of any secured indebtedness will be entitled to the benefits of the collateral that secures the secured indebtedness, and the collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes. The notes also would be structurally subordinated to all future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us).

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws or state laws prohibiting subsidiary guarantees or other shareholder distributions by insolvent subsidiaries, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if, among other things, the guarantor received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, is greater than the fair value of all of its assets; or

•	it is generally not paying its debts as they become due.

We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

If an active trading market does not develop for these notes, you may not be able to resell them.

Prior to this offering, there was no public market for these notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the underwriters that they currently intend to make a market in these notes after this offering is completed. However, the underwriters may cease their market-making at any time. We do not intend to apply for listing the notes on any securities exchange. Moreover, if a market were to exist, the notes could trade at prices that may be lower than their initial offering price because of many factors, including, but not limited to:

•	prevailing interest rates on the markets for similar securities;

•	general economic conditions;

•	our financial condition, performance or prospects; and

•	the prospects for other companies in the same industry.

The notes may be issued with original issue discount for United States federal income tax purposes.

The notes will be issued with original issue discount (“OID”) for United States federal income tax purposes to the extent that the issue price of the notes is less than their stated principal amount by more than a de minimis amount. A United States Holder of a note will have to report any OID as income as it accrues (prior to the receipt of cash attributable thereto), based on a constant yield method and regardless of the United States Holder’s regular method of accounting for United States federal income tax purposes. See “Certain U.S. federal income tax considerations.”

Risks related to our business and industry

Our results of operations are dependent on revenues generated by our jails, prisons, and detention facilities, which are subject to the following risks associated with the corrections and detention industry.

We are subject to fluctuations in occupancy levels. While a substantial portion of our cost structure is fixed, a substantial portion of our revenues are generated under facility management contracts that specify per diem payments based upon occupancy. Under a per diem rate structure, a decrease in our occupancy rates could cause a decrease in revenue and profitability. Average compensated occupancy for our facilities in operation for 2008, 2007, and 2006 was 95.5%, 98.2%, and 94.9%, respectively. Occupancy rates may, however, decrease below these levels in the future.

We are dependent on government appropriations and our results of operations may be negatively affected by governmental budgetary challenges. Our cash flow is subject to the receipt of sufficient funding of and timely payment by contracting governmental entities. If the appropriate governmental agency does not receive sufficient appropriations to cover its contractual obligations, it may terminate our contract or delay or reduce payment to us. Any delays in payment, or the termination of a contract, could have an adverse effect on our cash flow and financial condition. In addition, federal, state and local governments are constantly under pressure to control additional spending or reduce current levels of spending. These pressures have been compounded by the current economic downturn. Accordingly, we have been requested and may be requested in the future to reduce our existing per diem contract rates or forego prospective increases to those rates. Further, our customers could reduce inmate population levels in facilities we manage to contain their correctional costs. In addition, it may become more difficult to renew our existing contracts on favorable terms or otherwise.

Competition for inmates may adversely affect the profitability of our business. We compete with government entities and other private operators on the basis of bed availability, cost, quality, and range of services offered, experience in managing facilities and reputation of management and personnel. While there are barriers to entering the market for the management of correctional and detention facilities, these barriers may not be sufficient to limit additional competition. In addition, our government customers may assume the management of a facility that they own and we currently manage for them upon the termination of the corresponding management contract or, if such customers have capacity at their facilities, may take inmates currently housed in our facilities and transfer them to government-run facilities. Since we are paid on a per diem basis with no minimum guaranteed occupancy under most of our contracts, the loss of such inmates and resulting decrease in occupancy would cause a decrease in our revenues and profitability.

Escapes, inmate disturbances, and public resistance to privatization of correctional and detention facilities could result in our inability to obtain new contracts or the loss of existing contracts. The operation of correctional and detention facilities by private entities has not achieved complete acceptance by either governments or the public. The movement toward privatization of correctional and detention facilities has also encountered resistance from certain groups, such as labor unions and others that believe that correctional and detention facilities should only be operated by governmental agencies.

Moreover, negative publicity about an escape, riot or other disturbance or perceived poor conditions at a privately managed facility may result in adverse publicity to us and the private corrections industry in general. Any of these occurrences or continued trends may make it more difficult for us to renew or maintain existing contracts or to obtain new contracts, which could have a material adverse effect on our business.

We are subject to termination or non-renewal of our government contracts. We typically enter into facility management contracts with governmental entities for terms of up to five years, with additional renewal periods at the option of the contracting governmental agency. Notwithstanding any contractual renewal option of a contracting governmental agency, as of March 31, 2009, 25 of our facility management contracts with our primary customers have expired (1) or are currently scheduled to expire (24) on or before December 31, 2009. One or more of these contracts may not be renewed by the corresponding governmental agency. In addition, these and any other contracting agencies may determine not to exercise renewal options with respect to any of our contracts in the future. Governmental agencies typically may also terminate a facility contract at any time without cause or use the possibility of termination to negotiate a lower fee for per diem rates. In the event any of our management contracts are terminated or are not renewed on favorable terms or otherwise, we may not be able to obtain additional replacement contracts. The non-renewal or termination of any of our contracts with governmental agencies could materially adversely affect our financial condition, results of operations and liquidity, including our ability to secure new facility management contracts from others.

Our ability to secure new contracts to develop and manage correctional and detention facilities depends on many factors outside our control. Our growth is generally dependent upon our ability to obtain new contracts to develop and manage new correctional and detention facilities. This possible growth depends on a number of factors we cannot control, including crime rates and sentencing patterns in various jurisdictions and acceptance of privatization. The demand for our facilities and services could be adversely affected by the relaxation of enforcement efforts, leniency in conviction or parole standards and sentencing practices or through the decriminalization of certain activities that are currently proscribed by our criminal laws. For instance, any changes with respect to drugs and controlled substances or illegal immigration could affect the number of persons arrested, convicted, and sentenced, thereby potentially reducing demand for correctional facilities to house them. Legislation has been proposed in numerous jurisdictions that could lower minimum sentences for some non-violent crimes and make more inmates eligible for early release based on good behavior. Also, sentencing alternatives under consideration could put some offenders on probation with electronic monitoring who would otherwise be incarcerated. Similarly, reductions in crime rates could lead to reductions in arrests, convictions and sentences requiring incarceration at correctional facilities.

Moreover, certain jurisdictions recently have required successful bidders to make a significant capital investment in connection with the financing of a particular project, a trend that will require us to have sufficient capital resources to compete effectively. We may compete for such projects with companies that have more financial resources than we have. Further, we may not be able to obtain the capital resources when needed. A prolonged downturn in the financial credit markets could make it more difficult to obtain capital resources at favorable rates of return or obtain capital resources at all.

We may face community opposition to facility location, which may adversely affect our ability to obtain new contracts. Our success in obtaining new awards and contracts sometimes depends, in part, upon our ability to locate land that can be leased or acquired, on economically favorable terms, by us or other entities working with us in conjunction with our proposal to construct and/or manage a facility. Some locations may be in or near populous areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. When we select the intended project site, we attempt to conduct business in communities where local leaders and residents generally support the establishment of a privatized correctional or detention facility. Future efforts to find suitable host communities may not be successful. We may incur substantial costs in evaluating the feasibility of the development of a correctional or detention facility. As a result, we may report significant charges if we decide to abandon efforts to develop a correctional or detention facility on a particular site. In many cases, the site selection is made by the contracting governmental entity. In such cases, site selection may be made for reasons related to political and/or economic development interests and may lead to the selection of sites that have less favorable environments.

We may incur significant start-up and operating costs on new contracts before receiving related revenues, which may impact our cash flows and not be recouped. When we are awarded a contract to manage a facility, we may incur significant start-up and operating expenses, including the cost of constructing the facility, purchasing equipment and staffing the facility, before we receive any payments under the contract. These expenditures could result in a significant reduction in our cash reserves and may make it more difficult for us to meet other cash obligations. In addition, a contract may be terminated prior to its scheduled expiration and as a result we may not recover these expenditures or realize any return on our investment.

Failure to comply with unique and increased governmental regulation could result in material penalties or non-renewal or termination of our contracts to manage correctional and detention facilities. The industry in which we operate is subject to extensive federal, state, and local regulations, including educational, health care, and safety regulations, which are administered by many regulatory authorities. Some of the regulations are unique to the corrections industry, some are unique to government contractors and the combination of regulations we face is unique. Facility management contracts typically include reporting requirements, supervision, and on-site monitoring by representatives of the contracting governmental agencies. Corrections officers are customarily required to meet certain training standards and, in some instances, facility personnel are required to be licensed and subject to background investigation. Certain jurisdictions also require us to award subcontracts on a competitive basis or to subcontract with certain specific types of businesses, such as small businesses and businesses owned by members of minority groups. Our facilities are also subject to operational and financial audits by the governmental agencies with whom we have contracts. New federal regulations also require federal government contractors like us to self-report evidence of certain forms of misconduct. We may not always successfully comply with these regulations, and failure to comply can result in material penalties, including financial penalties, non-renewal or termination of facility management contracts, and suspension or debarment from contracting with certain governmental entities.

In addition, private prison managers are increasingly subject to government legislation and regulation attempting to restrict the ability of private prison managers to house certain types of inmates, such as inmates from other jurisdictions or inmates at medium or higher security levels. Legislation has been enacted in several states, and has previously been proposed in the United States Congress, containing such restrictions. Such legislation may have an adverse effect on us.

Our inmate transportation subsidiary, TransCor, is subject to regulations promulgated by the Departments of Transportation and Justice. TransCor must also comply with the Interstate Transportation of Dangerous Criminals Act of 2000, which covers operational aspects of transporting prisoners, including, but not limited to, background checks and drug testing of employees; employee training; employee hours; staff-to-inmate ratios; prisoner restraints; communication with local law enforcement; and standards to help ensure the safety of prisoners during transport. We are subject to changes in such regulations, which could result in an increase in the cost of our transportation operations.

Moreover, the Federal Communications Commission (the “FCC”), has published for comment a petition for rulemaking, filed on behalf of an inmate family, which would prevent private prison managers from collecting commissions from the operations of inmate telephone systems. We believe that there are sound reasons for the collection of such commissions by all operators of prisons, whether public or private. The FCC has traditionally deferred from rulemaking in this area; however, there is the risk that the FCC could act to prohibit private prison managers, like us, from collecting such revenues. Such an outcome could have a material adverse effect on our results of operations.

Government agencies may investigate and audit our contracts and, if any improprieties are found, we may be required to refund revenues we have received, to forego anticipated revenues, and we may be subject to penalties and sanctions, including prohibitions on our bidding in response to RFPs. Certain of the governmental agencies with which we contract have the authority to audit and investigate our contracts with them. As part of that process, government agencies may review our performance of the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. For contracts that actually or effectively provide for certain reimbursement of expenses, if an agency determines that we have improperly allocated costs to a specific contract, we may not be reimbursed for those costs, and we could be required to refund the amount of any such costs that have been reimbursed. If a government audit asserts improper or illegal activities by us, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with certain government entities. Any adverse determination could adversely impact our ability to bid in response to RFPs in one or more jurisdictions.

We depend on a limited number of governmental customers for a significant portion of our revenues. We currently derive, and expect to continue to derive, a significant portion of our revenues from a limited number of governmental agencies. The loss of, or a significant decrease in, business from the Federal Bureau of Prisons (the “BOP”), the U.S. Immigration and Customs Enforcement (“ICE”), the United States Marshals Service (“USMS”), or various state agencies could seriously harm our financial condition and results of operations. The three primary federal governmental agencies with correctional and detention responsibilities, the BOP, ICE, and USMS, accounted for 40% of our total revenues for the fiscal year ended December 31, 2008 ($629.3 million). The USMS accounted for 14% of our total revenues for the fiscal year ended December 31, 2008 ($221.7 million), ICE accounted for 13% of our total revenues for the fiscal year ended December 31, 2008 ($209.5 million), and the BOP accounted for 13% of our total revenues for the fiscal year ended December 31, 2008 ($198.2 million). Although the revenue generated from each of these agencies is derived from numerous management contracts, the loss of one or more of such contracts could have a material adverse impact in our financial condition and results of operations. We expect to continue to depend upon the federal agencies and a relatively small group of other governmental customers for a significant percentage of our revenues.

A decrease in occupancy levels could cause a decrease in revenues and profitability. While a substantial portion of our cost structure is generally fixed, a significant portion of our revenues are generated under facility management contracts which provide for per diem payments based upon daily occupancy. We are dependent upon the governmental agencies with which we have contracts to provide inmates for our managed facilities. We cannot control occupancy levels at our managed facilities. Under a per diem rate structure, a decrease in our occupancy rates could cause a decrease in revenues and profitability. When combined with relatively fixed costs for operating each facility, regardless of the occupancy level, a decrease in occupancy levels could have a material adverse effect on our profitability.

We are dependent upon our senior management and our ability to attract and retain sufficient qualified personnel.

The success of our business depends in large part on the ability and experience of our senior management. The unexpected loss of any of these persons could materially adversely affect our business and operations.

In addition, the services we provide are labor-intensive. When we are awarded a facility management contract or open a new facility, we must hire operating management, correctional officers, and other personnel. The success of our business requires that we attract, develop, and retain these personnel. Our inability to hire sufficient qualified personnel on a timely basis or the loss of significant numbers of personnel at existing facilities could adversely affect our business and operations.

Adverse developments in our relationship with our employees could adversely affect our business, financial condition or results of operations.

As of March 31, 2009, less than 5% of our workforce was represented by labor unions. Increases in organizational activity or any future work stoppages could have a material adverse effect on our business, financial condition, or results of operations.

We are subject to necessary insurance costs.

Workers’ compensation, employee health, and general liability insurance represent significant costs to us. Because we are significantly self-insured for workers’ compensation, employee health, and general liability risks, the amount of our insurance expense is dependent on claims experience, our ability to control our claims experience, and in the case of workers’ compensation and employee health, rising health care costs in general. Unanticipated additional insurance costs could adversely impact our results of operations and cash flows, and the failure to obtain or maintain any necessary insurance coverage could have a material adverse effect on us.

We may be adversely affected by inflation.

Many of our facility management contracts provide for fixed management fees or fees that increase by only small amounts during their terms. If, due to inflation or other causes, our operating expenses, such as wages and salaries of our employees, insurance, medical, and food costs, increase at rates faster than increases, if any, in our management fees, then our profitability would be adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Inflation” contained in our current report on Form 8-K filed with the SEC on May 14, 2009 and incorporated by reference into this prospectus supplement.

We are subject to legal proceedings associated with owning and managing correctional and detention facilities.

Our ownership and management of correctional and detention facilities, and the provision of inmate transportation services by a subsidiary, expose us to potential third-party claims or litigation by prisoners or other persons relating to personal injury or other damages resulting from contact with a facility, its managers, personnel or other prisoners, including damages arising from a prisoner’s escape from, or a disturbance or riot at, a facility we own or manage, or from the misconduct of our employees. To the extent the events serving as a basis for any potential claims are alleged or determined to constitute illegal or criminal activity, we could also be subject to criminal liability. Such liability could result in significant monetary fines and could affect our ability to bid on future contracts and retain our existing contracts. In addition, as an owner of real property, we may be subject to a variety of proceedings relating to personal injuries of persons at such facilities. The claims against our facilities may be significant and may not be covered by insurance. Even in cases covered by insurance, our deductible (or self-insured retention) may be significant.

We are subject to risks associated with ownership of real estate.

Our ownership of correctional and detention facilities subjects us to risks typically associated with investments in real estate. Investments in real estate and, in particular, correctional and detention facilities have limited or no alternative use and thus, are relatively illiquid, and therefore, our ability to divest ourselves of one or more of our facilities promptly in response to changed conditions is limited. Investments in correctional and detention facilities, in particular, subject us to risks involving potential exposure to environmental liability and uninsured loss. Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. In addition, although we maintain insurance for many types of losses, there are certain types of losses, such as losses from earthquakes and acts of terrorism, which may be either uninsurable or for which it may not be economically feasible to obtain insurance coverage, in light of the substantial costs associated with such insurance. As a result, we could lose both our capital invested in, and anticipated profits from, one or more of the facilities we own. Further, it is possible to experience losses that may exceed the limits of insurance coverage.

In addition, our focus on facility development and expansions poses an increased risk, including cost overruns caused by various factors, many of which are beyond our control, such as weather, labor conditions, and material shortages, resulting in increased construction costs. Further, if we are unable to utilize this new bed capacity, our financial results could deteriorate.

Certain of our facilities are subject to options to purchase and reversions.

Ten of our facilities are or will be subject to an option to purchase by certain governmental agencies. Such options are exercisable by the corresponding contracting governmental entity generally at any time during the term of the respective facility management contract. Certain of these purchase options are based on the depreciated book value of the facility, which essentially results in the transfer of ownership of the facility to the governmental agency at the end of the life used for accounting purposes. See “Business—Facility Portfolio—Facilities and Facility Management Contracts” contained in our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference into this prospectus supplement. If any of these options are exercised, there exists the risk that we will be unable to invest the proceeds from the sale of the facility in one or more properties that yield as much cash flow as the property acquired by the government entity. In addition, in the event any of these options are exercised, there exists the risk that the contracting governmental agency will terminate the management contract associated with such facility. For the year ended December 31, 2008, the facilities subject to these options generated $263.1 million in revenue (16.6% of total revenue) and incurred $187.0 million in operating expenses. Certain of the options to purchase are exercisable at prices below fair market value. See “Business—Facility Portfolio—Facilities and Facility Management Contracts” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, incorporated by reference into this prospectus supplement.

In addition, ownership of two of our facilities (that are also subject to options to purchase) will, upon the expiration of certain ground leases with remaining terms generally ranging from 8 to 10 years, revert to the respective governmental agency contracting with us. At the time of such reversion, there exists the risk that the contracting governmental agency will terminate the management contract associated with such facility. For the year ended December 31, 2008, the facilities subject to reversion generated $72.5 million in revenue (4.6% of total revenue) and incurred $51.1 million in operating expenses.

Risks related to facility construction and development activities may increase our costs related to such activities.

When we are engaged to perform construction and design services for a facility, we typically act as the primary contractor and subcontract with other companies who act as the general contractors. As primary contractor, we are subject to the various risks associated with construction (including, without limitation, shortages of labor and materials, work stoppages, labor disputes, and weather interference) which could cause construction delays. In addition, we are subject to the risk that the general contractor will be unable to complete construction at the budgeted costs or be unable to fund any excess construction costs, even though we require general contractors to post construction bonds and insurance. Under such contracts, we are ultimately liable for all late delivery penalties and cost overruns.

We may be adversely affected by the rising cost and increasing difficulty of obtaining adequate levels of surety credit on favorable terms.

We are often required to post bid or performance bonds issued by a surety company as a condition to bidding on or being awarded a contract. Availability and pricing of these surety commitments are subject to general market and industry conditions, among other factors. Increases in surety costs could adversely affect our operating results if we are unable to effectively pass along such increases to our customers. We cannot assure you that we will have continued access to surety credit or that we will be able to secure bonds economically, without additional collateral, or at the levels required for any potential facility development or contract bids. If we are unable to obtain adequate levels of surety credit on favorable terms, we would have to rely upon letters of credit under our revolving credit facility, which could entail higher costs even if such borrowing capacity was available when desired at the time, and our ability to bid for or obtain new contracts could be impaired.

Use of proceeds

We estimate that the net proceeds from the sale of the notes offered by this prospectus supplement will be approximately $441.1 million after deducting the underwriting discounts and estimated offering expenses we will pay.

We intend to use the net proceeds of this offering along with cash on hand to purchase, redeem or otherwise acquire all of our $450.0 million aggregate principal amount outstanding 7 1/2% Senior Notes due 2011 (the “2011 Notes”), including by means of a tender offer and/or redemption of the 2011 Notes, and to pay accrued interest and associated fees and expenses.

Pending final use, we may invest the net proceeds from this offering in short-term, investment grade, interest-bearing securities.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2009 (1) on an actual basis and (2) on an as adjusted basis to give effect to the offering of the notes, the application of estimated net proceeds therefrom, and the payment of accrued interest on the notes purchased and the payment of associated fees and expenses from cash on hand.

	As of March 31, 2009
(dollars in millions)	Actual	As adjusted

Cash and cash equivalents	$44.0	$19.5	(1)

Debt (including current maturities):
Revolving credit facility(2)	$289.5	$289.5
7 1/2% Senior Notes due 2011	450.6	—
6 1/4% Senior Notes due 2013	375.0	375.0
6.75% Senior Notes due 2014	150.0	150.0
7 3/4% Senior Notes due 2017 offered hereby	—	451.6	(3)

Total long-term debt	1,265.1	1,266.1

Stockholders’ equity:
Total stockholders’ equity(4)	1,307.5	1,303.2

Total capitalization	$2,572.6	$2,569.3

(1)	Adjusted to reflect use of cash on hand to pay accrued interest and estimated fees and expenses associated with the offering and the repurchase or redemption of all of the 2011 Notes.

(2)	Does not include an additional $32.2 million of letters of credit outstanding thereunder.

(3)	$465.0 million face amount.

(4)	As adjusted, represents the write-off of unamortized deferred financing costs net of premium, as well as fees and expenses associated with the completion of a tender offer for all of the 2011 Notes.

Description of certain other indebtedness

Revolving credit facility

During December 2007, we entered into a $450.0 million senior secured revolving credit facility (the “Revolving Credit Facility”) arranged by Banc of America Securities LLC and Wachovia Capital Markets, LLC. The Revolving Credit Facility replaced our previous $250.0 million senior secured revolving credit facility. The Revolving Credit Facility matures in December 2012. At our option, interest on outstanding borrowings will be based on either a base rate plus a margin ranging from 0.00% to 0.50% or a London Interbank Offered Rate (“LIBOR”) plus a margin ranging from 0.75% to 1.50%. The applicable margins are subject to adjustments based on our leverage ratio. Based on our current leverage ratio, loans under the Revolving Credit Facility currently bear interest at the base rate plus a margin of 0.00% or at LIBOR plus a margin of 0.75%. As of March 31, 2009, we had $289.5 million of outstanding borrowings under the Revolving Credit Facility as well as $32.2 million in letters of credit outstanding.

The Revolving Credit Facility has a $20.0 million sublimit for swing line loans and a $100.0 million sublimit for the issuance of standby letters of credit. We have an option to increase the availability under the Revolving Credit Facility by up to $300.0 million (consisting of revolving credit loans, term loans, or a combination of the two) subject to, among other things, the receipt of commitments for the increased amount.

The Revolving Credit Facility is secured by a pledge of all of the capital stock of our domestic subsidiaries, 65% of the capital stock of our foreign subsidiaries, all of our accounts receivable, and all of our deposit accounts.

The Revolving Credit Facility requires us to meet certain financial covenants, including, without limitation, a maximum total leverage ratio, a maximum secured leverage ratio and a minimum interest coverage ratio. As of March 31, 2009, we were in compliance with all such covenants. In addition, the Revolving Credit Facility contains certain covenants that, among other things, limit the incurrence of additional indebtedness, investments, acquisitions, payment of dividends and other customarily restricted payments, transactions with affiliates, asset dispositions, liens and encumbrances, mergers and consolidations, liquidations, exchange and issuance of “disqualified stock,” prepayments and modifications of other indebtedness and other matters customarily restricted in such agreements. In addition, the Revolving Credit Facility is subject to certain cross-default provisions with terms of our other indebtedness.

Lehman, which had a $15.0 million credit commitment under our Revolving Credit Facility, is a defaulting lender under the terms of the credit agreement. As of March 31, 2009, of the $15.0 million share of our Revolving Credit Facility, Lehman had funded $4.6 million that remained outstanding, which will be repaid on a pro-rata basis to the extent that LIBOR-based loans are repaid. It is our expectation that going forward we will not have access to additional incremental funding from Lehman, and to the extent that their funding is reduced, it will not be replaced.

Other unsecured senior notes

7 1/2% senior notes due 2011

Interest on the $450.0 million aggregate principal amount of our 7 1/2% unsecured senior notes issued in May 2003 and August 2003 accrues at the stated rate and is payable on May 1 and

November 1 of each year. The 2011 Notes mature on May 1, 2011. We may currently redeem all or a portion of the 2011 Notes at par pursuant to the indenture, as supplemented, governing the 2011 Notes. We intend to use the net proceeds of this offering along with cash on hand to purchase, redeem or otherwise acquire all of the 2011 Notes, including by means of a tender offer and/or redemption of the 2011 Notes, and to pay accrued interest and associated fees and expenses, as described under “Use of proceeds.”

6 1/4% senior notes due 2013

Interest on the $375.0 million aggregate principal amount of our 6 1/4% unsecured senior notes issued in March 2005 accrues at the stated rate and is payable on March 15 and September 15 of each year. The 2013 Notes mature on March 15, 2013. We may redeem all or a portion of the 2013 Notes at the redemption prices set forth in the indenture governing the 2013 Notes.

6.75% senior notes due 2014

Interest on the $150.0 million aggregate principal amount of our 6.75% unsecured senior notes issued in January 2006 accrues at the stated rate and is payable on January 31 and July 31 of each year. The 2014 Notes mature on January 31, 2014. We may redeem all or a portion of the 2014 Notes on or after January 31, 2010 at the redemption prices set forth in the indenture governing the 2014 Notes.

Description of notes

You can find the definitions of certain terms used in this description under the subheading “—Certain definitions.” In this description, the word “CCA” refers only to Corrections Corporation of America and not to any of its Subsidiaries.

CCA will issue the Notes under a base indenture among itself, the Guarantors and U.S. Bank National Association, as trustee (the “trustee”), as amended and supplemented by a second supplemental indenture among CCA, the Guarantors and the trustee. For convenience, the base indenture, as amended and supplemented by the second supplemental indenture, is referred to as the “Indenture.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the Notes. Certain defined terms used in this description but not defined below under “—Certain definitions” have the meanings assigned to them in the Indenture.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief description of the notes and the subsidiary guarantees

The notes

The Notes:

•	will be general unsecured obligations of CCA;

•	will be equal in right of payment with all existing and future unsecured senior Indebtedness of CCA, including the Existing Notes;

•	will be senior in right of payment to any future subordinated Indebtedness of CCA; and

•	will be unconditionally guaranteed by the Guarantors.

However, the Notes will be effectively subordinated to all borrowings under the Credit Agreement, which is secured by a pledge of the Capital Stock of CCA’s Domestic Subsidiaries and 65% of the Capital Stock of CCA’s “first-tier” foreign subsidiaries and all of the accounts receivable and deposit accounts of CCA and its Domestic Subsidiaries.

All of CCA’s existing Domestic Subsidiaries are “Restricted Subsidiaries” and will be Guarantors. CCA currently does not have any material foreign operations.

However, under the circumstances described below under the subheading “—Certain covenants—Designation of restricted and unrestricted subsidiaries,” CCA will be permitted to designate certain of its Subsidiaries, whether formed under the laws of any state of the United States or the laws of any other country, as “Unrestricted Subsidiaries.” CCA’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.

The subsidiary guarantees

The Notes will be guaranteed by all of CCA’s existing Domestic Subsidiaries (as defined) and future subsidiaries that execute guarantees in accordance with the Indenture as described in “Certain covenants—Additional subsidiary guarantees.”

Each Subsidiary Guarantee of the Notes:

•	will be a general senior unsecured obligation of such Guarantor;

•	will be equal in right of payment to all existing and future senior unsecured Indebtedness of that Guarantor, including their guarantees of the Existing Notes; and

•	will be senior in right of payment with any future subordinated Indebtedness of that Guarantor.

Not all of CCA’s existing Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to CCA. The non-guarantor Subsidiaries generated none of CCA’s consolidated revenues in the fiscal year ended December 31, 2008 and for the three months ended March 31, 2009 and owned none of CCA’s consolidated assets at all times throughout such periods. The non-guarantor Subsidiaries have no outstanding third-party debt.

Principal, maturity and interest

CCA will issue $465.0 million in aggregate principal amount of Notes in this offering. CCA may issue additional notes under the Indenture from time to time after this offering in one or a series of transactions, subject to the covenant described below under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock.” The Notes and any additional notes of the same series subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, redemption of Notes, offers to purchase Notes and the percentage of Notes required to consent to waivers of provisions of, and amendments to, the Indenture. The Indenture provides that CCA will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on June 1, 2017.

Interest on the Notes will accrue at the rate of 7 3/4% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2009. We will make each interest payment to the holders of record on the close of business on the immediately preceding May 15 and November 15.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of receiving payments on the notes

If a holder of Notes has given wire transfer instructions to CCA, CCA will pay all principal, interest and premium, if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless CCA elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying agent and registrar for the notes

The trustee will initially act as paying agent and registrar for the Notes. CCA may change the paying agent or registrar without prior notice to the holders of the Notes, and CCA or any of its Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. CCA will not be required to transfer or exchange any Note selected for redemption. Also, CCA will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Subsidiary guarantees

The Notes will be guaranteed by each of CCA’s current and future Domestic Subsidiaries that are guarantors of a Credit Facility. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law or a violation of State law prohibiting shareholder distributions by an insolvent subsidiary. See “Risk factors—Risks related to the offering—The notes are effectively subordinated to our secured indebtedness and certain indebtedness of our subsidiaries.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than CCA or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture and its Subsidiary Guarantee with respect to the Notes pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of CCA, if the sale or other disposition complies with the “Asset sale” provisions of the Indenture described in “—Repurchase at the Option of holders—Asset sales”;

(2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of CCA, if the sale complies with the Asset Sale provisions of the Indenture described in “—Repurchase at the option of holders—Asset sales”;

(3) if CCA designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4) upon Legal Defeasance or Covenant Defeasance of the Notes, as described in “—Legal defeasance and covenant defeasance”; or

(5) if such Guarantor is released from its guarantee under all of the Credit Facilities.

Optional redemption

At any time on or prior to June 1, 2012 CCA may on any one or more occasions redeem up to 35% of the aggregate principal amount of outstanding Notes issued under the Indenture at a redemption price of par plus the stated interest rate, or 107.750% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by CCA and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph, the Notes will not be redeemable at CCA’s option prior to June 1, 2013.

Beginning June 1, 2013, CCA may, at its option, redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on June 1 of the years indicated below:

Year	Percentage

2013	103.875%
2014	101.938%
2015 and thereafter	100.000%

For a description of the procedures applicable to a redemption of all or part of the Notes pursuant to the provisions of the Indenture described in this section, see “—Selection and notice.” Notices of redemption may not be conditional.

Mandatory redemption

CCA is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the option of holders

Change of control

If a Change of Control occurs, each Holder of Notes will have the right to require CCA to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, CCA will offer a “Change of Control Payment” in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase. Within 10 business days following any Change of Control, CCA will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. CCA will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, CCA will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, CCA will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by CCA.

The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

CCA will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require CCA to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that CCA repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

CCA will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control

Offer made by CCA and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of CCA and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require CCA to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CCA and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The Credit Agreement and the Existing Notes contain, and other Indebtedness of CCA may contain, prohibitions on, or an event of default arising from, the occurrence of events that would constitute a Change of Control or require that Indebtedness be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require CCA to repurchase the Notes upon a Change of Control would cause a default under the Credit Agreement and may do so under other Indebtedness even if the Change of Control itself does not.

If a Change of Control Offer occurs, there can be no assurance that CCA will have available funds sufficient to make the Change of Control Payment for all of the Notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event CCA is required to purchase outstanding Notes pursuant to a Change of Control Offer, CCA expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations and any other obligations in respect of its other indebtedness. However, there can be no assurance that CCA would be able to obtain necessary financing. See “Risk factors—Risks related to our leveraged capital structure—We are required to repurchase all or a portion of our senior notes, including those offered hereby, upon a change of control.”

Asset sales

CCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(1) CCA (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to (a) the fair market value of the assets (other than Designated Assets) or Equity Interests issued or sold or otherwise disposed of and (b) the Designated Asset Value of the Designated Assets sold or otherwise disposed of;

(2) the fair market value or Designated Asset Value, as applicable, is determined by CCA’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the trustee; and

(3) at least 75% of the consideration received in the Asset Sale by CCA or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (3) only, each of the following will be deemed to be cash:

(a) any liabilities, as shown on CCA’s or such Restricted Subsidiary’s most recent balance sheet, of CCA or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases CCA or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by CCA or any such Restricted Subsidiary from such transferee that are converted within 90 days of the applicable Asset Sale by CCA or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(c) 100% of the securities, notes or other obligations or Indebtedness actually received by CCA as consideration for the sale or other disposition of a Designated Asset pursuant to the terms of a Designated Asset Contract, but only to the extent that such securities, notes or other obligations or Indebtedness were explicitly required to be included, or permitted to be included solely at the option of the purchaser, in such consideration pursuant to the terms of the applicable Designated Asset Contract;

(d) 100% of the Indebtedness actually received by CCA as consideration for the sale or other disposition of an Unoccupied Facility; and

(e) any Designated Non-Cash Consideration received by CCA or any such Restricted Subsidiary in the Asset Sale.

Notwithstanding the foregoing, CCA and its Restricted Subsidiaries may engage in Asset Swaps; provided that,

(1) immediately after giving effect to such Asset Swap, CCA would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock” and

(2) the Board of Directors of CCA determines that the fair market value of the assets received by CCA in the Asset Swap is not less than the fair market value of the assets disposed of by CCA in such Asset Swap and such determination is evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the trustee.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, CCA may apply those Net Proceeds:

(1) to repay Indebtedness under a Credit Facility;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure (provided, that the completion of (i) construction of new facilities, (ii) expansions to existing facilities, and (iii) repair or reconstruction of damaged or destroyed facilities which commences within 360 days after the receipt of any Net Proceeds from an Asset Sale by CCA may extend for an additional 360 day period if the Net Proceeds to be used for such construction, expansion or repair are committed to and set aside specifically for such activity within 360 days of their receipt); or

(4) to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, CCA may invest the Net Proceeds in any manner that is not prohibited by the Indenture. For avoidance of doubt, prior to being required to permanently reduce revolving credit facility commitments CCA will have the option of making an Asset Sale Offer in accordance with the terms of the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, CCA will make an Asset Sale Offer to all holders of Notes and, at CCA’s option, all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, CCA may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

CCA will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, CCA will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

The agreements governing CCA’s other Indebtedness contain prohibitions of certain events, including certain types of Asset Sales. In addition, the exercise by the holders of Notes of their right to require CCA to repurchase the Notes in connection with an Asset Sale Offer could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on CCA. Finally, CCA’s ability to pay cash to the holders of Notes upon a repurchase may be limited by CCA’s then existing financial resources.

Selection and notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis (based on amounts tendered) unless otherwise required by law.

No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain covenants

Changes in covenants when notes rated investment grade

If on any date following the Issue Date:

(1) the Notes are rated Baa3 or better by Moody’s or BBB- or better by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of CCA, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by CCA as a replacement agency); and

(2) no Default or Event of Default shall have occurred and be continuing, then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes, the covenants specifically described under the following captions in this prospectus supplement (the “Fall Away Covenants”) will no longer be applicable to the Notes:

(1) ‘‘—Repurchase at the option of holders—Asset sales”;

(2) ‘‘—Restricted payments”;

(3) ‘‘—Incurrence of indebtedness and issuance of preferred stock”;

(4) ‘‘—Dividend and other payment restrictions affecting subsidiaries”;

(5) ‘‘—Designation of restricted and unrestricted subsidiaries”;

(6) ‘‘—Transactions with affiliates”;

(7) clause (4) of the covenant described below under the caption “—Merger, consolidation or sale of assets”; and

(8) clauses (1)(a) and (3) of the covenant described below under the caption “—Sale and leaseback transactions.”

As a result, if the conditions set forth in clauses (1) and (2) of the first paragraph of this covenant are satisfied, the Notes will be entitled to substantially less covenant protection from and after CCA’s receipt of an investment grade rating on the Notes. The Fall Away Covenants will not be reinstated even if CCA subsequently fails to satisfy the conditions described in clauses (1) and (2) of the first paragraph of this covenant. There can be no assurance that the Notes will ever achieve or maintain an investment grade rating.

Restricted payments

CCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of CCA’s, or any Restricted Subsidiary’s, Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CCA or any Restricted Subsidiary) or to the direct or indirect holders of CCA’s or any Restricted Subsidiary’s Equity Interests in their capacity as such (other than dividends or distributions (i) payable in Equity Interests (other than Disqualified Stock) of CCA or (ii) payable to CCA and/or a Restricted Subsidiary of CCA);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving CCA) any Equity Interests of CCA;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is expressly subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof or a payment of principal or interest on Indebtedness owed to CCA or any of its Restricted Subsidiaries; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) CCA would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CCA and its Restricted Subsidiaries after May 3, 2002 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), and (6) of the next succeeding paragraph and Restricted Payments of the type described in Sections 4.08(b)(2), (3), (4), (5), (7), (8) and (9) of the Existing 6.75% Notes Indenture and clauses (2), (3), (4), (5), (7), (8), and (9) of the second paragraph of Section 4.08 of the Existing 6 1/4% Notes Indenture and clauses (2), (3), (4), (5), (7), (8) and (9) of the second paragraph of Section 4.08 of the Existing 7 1/2% Notes Indenture), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of CCA, for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after May 3, 2002 to the end of CCA’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by CCA (including the fair market value of any Permitted Business or assets used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of CCA (other than Disqualified Stock)) since May 3, 2002 as a contribution to its common equity capital or from the issue or sale of Equity Interests of CCA (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of CCA that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of CCA), plus

(c) to the extent that any Restricted Investment (other than a Restricted Investment permitted by clause (5) of the next succeeding paragraph) that was made after May 3, 2002 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d) to the extent that any Unrestricted Subsidiary of CCA is redesignated as a Restricted Subsidiary after May 3, 2002, the lesser of (i) the fair market value of CCA’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus

(e) $25.0 million.

As of March 31, 2009, CCA would have had $210.3 million available for Restricted Payments pursuant to the preceding clause (3) of this paragraph.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of CCA or any Guarantor or of any Equity Interests of CCA in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of CCA) of, Equity Interests of CCA (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of CCA or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of CCA to the holders of its Equity Interests on a pro rata basis;

(5) (a) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of CCA or any Restricted Subsidiary of CCA or any parent of CCA held by any existing or former employees of CCA or any Subsidiary of CCA or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed $2.5 million in the aggregate during any calendar year and $10.0 million in the aggregate for all such redemptions and repurchases; provided further, that CCA may carry-forward and make in a subsequent calendar year, in addition to the amounts permitted for such calendar year, the amount of such redemptions or repurchases permitted to have been made but not made in any preceding calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed (i) the cash proceeds from the sale of Capital Stock of CCA to existing or former employees of CCA or any Subsidiary of CCA after the date the Notes are originally issued (to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(b) of the preceding paragraph) plus (ii) the cash proceeds of key man life insurance policies received by CCA and its Subsidiaries after the date the Notes are originally issued less (iii) the amount of any Restricted Payments previously made pursuant to clause (i) and (ii) of this clause (5)(a); and (b) loans or advances to employees or directors of CCA or any Subsidiary of CCA the proceeds of which are used to purchase Capital Stock of CCA, in an aggregate amount not in excess of $10.0 million at any one time outstanding;

(6) repurchases of Equity Interests of CCA deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof; and

(7) Restricted Payments not otherwise permitted in an amount not to exceed $40.0 million.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by CCA or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $15.0 million. Except with respect to any Restricted Payment permitted pursuant to clauses (1) through (7) of the immediately preceding paragraph, not later than 10 days following the end of the fiscal quarter in which such Restricted Payment was made, CCA will deliver to the trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of indebtedness and issuance of preferred stock

CCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and CCA will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that CCA or its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for CCA’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to

1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of Disqualified Stock, as set forth below (collectively, “Permitted Debt”):

(1) the incurrence by CCA and any Restricted Subsidiaries of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed $715.0 million;

(2) the incurrence by CCA and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by CCA or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of CCA or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (3), not to exceed the greater of $25.0 million or 5.0% of Consolidated Tangible Assets at any time outstanding;

(4) the incurrence by CCA or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) or Disqualified Stock that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), or (12) of this paragraph;

(5) the incurrence by CCA or any of its Restricted Subsidiaries of intercompany Indebtedness between or among CCA and any of its Restricted Subsidiaries or the refinancing or replacement of existing intercompany Indebtedness between or among CCA and any of its Restricted Subsidiaries; provided, however, that:

(a) if CCA or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of CCA, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CCA or a Restricted Subsidiary of CCA and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either CCA or a Restricted Subsidiary of CCA will be deemed, in each case, to constitute an incurrence of such Indebtedness by CCA or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6) Hedging Obligations that are entered into by CCA or a Restricted Subsidiary for the purpose of fixing, hedging or swapping interest rate risk in the ordinary course of CCA’s financial management (but in any event excluding Hedging Obligations entered into for speculative purposes);

(7) the guarantee by CCA or any of its Restricted Subsidiaries of Indebtedness of CCA or a Restricted Subsidiary of CCA that was permitted to be incurred by another provision of this covenant;

(8) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of CCA as accrued interest;

(9) the incurrence by CCA or any of its Restricted Subsidiaries of Indebtedness, including Indebtedness represented by letters of credit for the account of CCA or any Restricted Subsidiary, incurred in respect of workers’ compensation claims, self-insurance obligations, performance, proposal, completion, surety and similar bonds and completion guarantees provided by CCA or any of its Restricted Subsidiaries in the ordinary course of business; provided, that the underlying obligation to perform is that of CCA and its Restricted Subsidiaries and not that of CCA’s Unrestricted Subsidiaries; provided further, that such underlying obligation is not in respect of borrowed money;

(10) the incurrence by CCA or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five business days of incurrence;

(11) the incurrence by CCA or any of its Restricted Subsidiaries of Indebtedness, including but not limited to Indebtedness represented by letters of credit for the account of CCA or any Restricted Subsidiary, arising from agreements of CCA or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Equity Interests of CCA or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition; and

(12) the incurrence by CCA or any Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $75.0 million.

CCA will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of CCA unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of CCA will be deemed to be contractually subordinated in right of payment to any other Indebtedness of CCA solely by virtue of being unsecured.

For purposes of determining compliance with the provisions in the Indenture relating to the “Incurrence of indebtedness and issuance of preferred stock,” in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, CCA will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on clause (1) of the definition of Permitted Debt.

Liens

CCA will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and other payment restrictions affecting subsidiaries

CCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to CCA or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to CCA or any of its Restricted Subsidiaries;

(2) make loans or advances to CCA or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to CCA or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and the Credit Agreement as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the Indenture, the Notes, and the related Subsidiary Guarantees;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by CCA or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions of any contract entered into in the ordinary course of business and customary provisions restricting subletting of any interest in real property contained in any lease or easement agreement of CCA or any Restricted Subsidiary, or any customary restriction on the ability of a Restricted Subsidiary to dividend, distribute or otherwise transfer any asset which secures Indebtedness secured by a Lien and which Indebtedness and which Lien was permitted by the Indenture;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of all or substantially all of the assets or Capital Stock of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition of all or substantially all of the assets or capital stock of such Restricted Subsidiary;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness with respect to dividends and other payments are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(12) any encumbrance or restriction pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of CCA or any Restricted Subsidiary.

Merger, consolidation or sale of assets

CCA shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in an assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of CCA and its Restricted Subsidiaries taken as a whole to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:

(1) either: (a) CCA or any Restricted Subsidiary is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than CCA or any Restricted Subsidiary) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than CCA or any Restricted Subsidiary) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of CCA under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) CCA, the Restricted Subsidiary, or the other Person formed by or surviving any such consolidation or merger (if other than CCA or a Restricted Subsidiary), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock” or (ii) have a Fixed Charge Coverage Ratio that exceeds CCA’s Fixed Charge Coverage Ratio immediately prior to such transaction and any related financing transactions.

The covenant described under this caption “Merger, consolidation or sale of assets” will not apply to: (i) a sale, assignment, transfer, conveyance or other disposition of assets between or among CCA and any of its Restricted Subsidiaries; (ii) any merger of a Restricted Subsidiary into CCA or another Restricted Subsidiary; (iii) any merger of CCA into a wholly-owned Restricted Subsidiary created for the purpose of holding the Equity Interests of CCA; or (iv) a merger between CCA and a newly-created Affiliate incorporated solely for the purpose of reincorporating CCA in another State of the United States.

Transactions with affiliates

CCA will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to CCA or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CCA or such Restricted Subsidiary with an unrelated Person; and

(2) CCA delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to CCA of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment or indemnity agreement entered into by CCA or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of CCA or such Restricted Subsidiary;

(2) transactions between or among CCA and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of CCA solely because CCA owns an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of CCA;

(5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of CCA;

(6) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted payments”; and

(7) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by CCA or any of its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of CCA and its Restricted Subsidiaries.

Additional subsidiary guarantees

If any Subsidiary of CCA that is not a Guarantor enters into a Guarantee of a Credit Facility or any part of the Indebtedness created under Credit Facilities permitted to be incurred pursuant to clause (1) of the second paragraph of the covenant described above under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock,” then that Subsidiary will become a Guarantor and will execute a supplemental indenture and deliver an Opinion of Counsel satisfactory to the trustee within ten business days of the date on which it was acquired or created.

Designation of restricted and unrestricted subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by CCA and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be Investments made as of the time of the designation, subject to the limitations on Restricted Payments. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Sale and leaseback transactions

CCA will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that CCA or any Guarantor may enter into a Sale and Leaseback Transaction if:

(1) CCA or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”;

(2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers’ Certificate delivered to the trustee, of the property that is the subject of that Sale and Leaseback Transaction; and

(3) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and CCA applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the option of holders—Asset sales.”

Business activities

CCA will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to CCA and its Restricted Subsidiaries taken as a whole.

Payments for consent

CCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, CCA will furnish to the holders of Notes, within 5 days of the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial and other information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if CCA were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by CCA’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if CCA were required to file such reports.

In addition, whether or not required by the SEC, CCA will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to prospective investors upon request. In addition, CCA and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, if any such information is required to be delivered.

If CCA has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of CCA and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of CCA.

Events of default and remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in payment when due of the principal of, or premium, if any, on the Notes;

(3) failure by CCA or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the option of holders—Change of control,” “—Repurchase at the option of holders—Asset sales,” or “—Certain covenants—Merger, consolidation or sale of assets”;

(4) failure by CCA or any Guarantor for 60 consecutive days after notice to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CCA or any Restricted Subsidiaries (or the payment of which is guaranteed by CCA or any Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by CCA or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(8) certain events of bankruptcy or insolvency described in the Indenture with respect to CCA or any of its Restricted Subsidiaries.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to CCA, or any Restricted Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding Notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

CCA is required to deliver to the trustee annually a written statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, CCA is required to deliver to the trustee a written statement specifying such Default or Event of Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of CCA or any Guarantor, as such, will have any liability for any obligations of CCA or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal defeasance and covenant defeasance

CCA may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

(2) CCA’s obligations with respect to the Notes concerning issuing temporary Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and CCA’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, CCA may, at its option and at any time, elect to have the obligations of CCA and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described below under the caption “—Events of default and remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) CCA must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and CCA must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, CCA has delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) CCA has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, CCA has delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which CCA or any of its Subsidiaries is a party or by which CCA or any of its Subsidiaries is bound;

(6) CCA must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by CCA with the intent of preferring the holders of Notes over the other creditors of CCA or with the intent of defeating, hindering, delaying or defrauding creditors of CCA or others; and

(7) CCA must deliver to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of or tender offer for the Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of or tender offer for the Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the option of holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in currency other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the option of holders”);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(9) modify or change any provision of the Indenture or the related definitions to affect the ranking of the Notes or any Subsidiary Guarantee in a manner that adversely affects the Holders; provided, however, that any modification of the provisions of the Indenture relating to the ability of the Company or any Restricted Subsidiary to create, incur, assume or otherwise suffer to exist or become effective any Lien securing Indebtedness shall not constitute a modification or change that affects the ranking of the Notes or any Subsidiary Guarantee; or

(10) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, CCA, the Guarantors and the trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of CCA’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of CCA’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to conform the text of the Indenture, the Subsidiary Guarantees or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees or the Notes;

(7) to provide for the issuance of additional Notes in accordance with the limitations described herein; or

(8) to allow a Subsidiary to execute a supplemental indenture for the purpose of providing a guarantee in accordance with the provisions of the Indenture.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to CCA, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and CCA or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which CCA or any Guarantor is a party or by which CCA or any Guarantor is bound;

(3) CCA or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) CCA has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, CCA must deliver an Officers’ Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the trustee

If the trustee becomes a creditor of CCA or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as described in the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights of CCA and/or any Restricted Subsidiary, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of CCA and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the option of holders—Change of control” and/or the provisions described above under the caption “—Certain covenants—Merger, consolidation or sale of assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of CCA’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves the sale of assets or the issuance or sale of Equity Interests of a Restricted Subsidiary having a fair market value of less than $10.0 million;

(2) a transfer of assets between or among CCA and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to CCA or to another Restricted Subsidiary;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents; and

(6) a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption “—Certain covenants—Restricted payments.”

“Asset Swap” means an exchange of assets other than cash, Cash Equivalents or Equity Interests of CCA or any Subsidiary by CCA or a Restricted Subsidiary of CCA for:

(1) one or more Permitted Businesses;

(2) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses; and/or

(3) one or more real estate properties.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Auction Rate Securities” means any debt instruments with a long-term nominal maturity for which the interest rate is reset through a “dutch auction” process with interest on such Auction Rate Securities being paid at the end of each such auction period; provided, however, that such Auction Rate Securities shall have, at the time of purchase, one of the two highest rating categories obtainable from either Moody’s or S&P.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d) (3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) (“Government Securities”) having maturities of not more than one year from the date of acquisition;

(3) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(4) Auction Rate Securities;

(5) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(6) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(7) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition; and

(8) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of CCA and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) (3) of the Exchange Act);

(2) the approval by the holders of the Voting Stock of CCA of a plan relating to the liquidation or dissolution of CCA or if no such approval is required the adoption of a plan relating to the liquidation or dissolution of CCA by its Board of Directors;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) (3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of CCA;

(4) CCA consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, CCA, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CCA or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of CCA outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a 45% or more of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

(5) the first day on which a majority of the members of the Board of Directors of CCA are not Continuing Directors.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

(4) the cumulative effect of a change in accounting principles will be excluded; and

(5) the Net Income or loss of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Consolidated Tangible Assets” means the total assets, less goodwill and other intangibles, shown on CCA’s most recent consolidated balance sheet, determined on a consolidated basis in accordance with GAAP less all write-ups (other than write-ups in connection with acquisitions) subsequent to the Issue Date in the book value of any asset (except any such intangible assets) owned by CCA or any of CCA’s Restricted Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of CCA who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means the credit agreement, dated as of December 21, 2007, by and among CCA, Bank of America, N.A., as administrative agent, and certain lenders and other parties thereto, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (and/or amended and restated), modified, renewed, refunded, replaced or refinanced from time to time, in whole or in part, with the same or different lenders (including, without limitation, any amendment, amendment and restatement, modification, renewal, refunding, replacement or refinancing that increases the maximum amount of the loans made or to be made thereunder).

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended (and/or amended and restated), restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Assets” means those correctional facilities owned by CCA that are located in San Diego, California; Walsenburg, Colorado; Nichols, Georgia; Alamo, Georgia; Tutwiler, Mississippi; Shelby, Montana; Cushing, Oklahoma; Holdenville, Oklahoma; Washington, DC; and Whiteville, Tennessee and such other correctional facilities acquired by CCA after March 8, 2005, in each case so long as, and to the extent that, CCA or a Restricted Subsidiary has granted an option to purchase such facility (or provided for the reversion of CCA’s ownership interest in all or a portion of such facility) pursuant to a Designated Asset Contract.

“Designated Asset Contract” means each of the following contracts pursuant to which CCA has granted (a) an option to purchase a Designated Asset for the Designated Asset Value or (b) a right of reversion of all or a portion of CCA’s ownership in such Designated Assets, in each case as in effect on the Issue Date: Standard Form Lease Agreement, East Mesa Detention Facility, dated October 30, 1997, between the County of San Diego and CCA; Lease Agreement, dated

April 30, 1996, between Huerfano County and CCA; Request for Proposal Number 0467-019-955259 Issues on Behalf of the Georgia Department of Corrections re: Bid of Private Prisons in Coffee and Wheeler Counties; Contract No. 467-019-955259-1, dated July 24, 1997, between the Georgia Department of Corrections and CCA; Contract No. 467-019-955259-2, dated July 24, 1997, between the Georgia Department of Corrections and CCA; Agreement, dated October 6, 1998, between the Tallahatchie County Correctional Authority and CCA, as amended by that certain Amendment No. 1 to Agreement dated May 18, 2000, between the Tallahatchie County Correctional Authority and CCA; Contract for Facility Development—Design, Build, dated July 22, 1998, between the Montana Department of Corrections and CCA; Contractual Agreement, dated July 1, 2004, between the State of Oklahoma Department of Corrections and CCA; Correctional Services Contract, dated July 1, 2004, between the State of Oklahoma Department of Corrections and CCA; Contract, dated February 25, 1986, between the Tennessee Department of Finance and Administration and CCA; Lease Agreement, dated January 1997, between the District of Columbia and CCA; Incarceration Agreement, dated October 21, 2002, between the State of Tennessee, Department of Correction and Hardeman County, Tennessee and the related Contract for the Lease of Whiteville Correctional Facility, dated October 9, 2002, between Hardeman County, Tennessee and CCA; and any contract entered into after March 8, 2005 under which CCA has granted (a) an option to purchase a Designated Asset for the Designated Asset Value or (b) a right of reversion of all or a portion of CCA’s ownership in such Designated Assets; provided, however, that such contract is entered into in the ordinary course of business, is consistent with past practices and is preceded by a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such contract has been approved by a majority of the members of the Board of Directors and the option to purchase or right to reversion in such contract is on terms the Board of Directors has determined to be reasonable and in the best interest of the Company.

“Designated Asset Value” means the aggregate consideration specified in a Designated Asset Contract to be received by CCA upon the exercise of an option to acquire a Designated Asset pursuant to the terms of a Designated Asset Contract.

“Designated Non-Cash Consideration” means the fair market value of total consideration received by CCA or any of CCA’s Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by CCA’s principal executive Officer or principal financial Officer, less the amount of cash or Cash Equivalents received in connection with the Asset Sale; provided, however, that if the Designated Non-Cash Consideration is in the form of Indebtedness the total amount of such Designated Non-Cash Consideration outstanding at one time shall not exceed the greater of $15.0 million or 2.5% of Consolidated Tangible Assets.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require CCA to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that CCA may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain covenants—Restricted payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of CCA that was formed under the laws of the United States or any state of the United States (but not the laws of Puerto Rico) or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of CCA.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offering by a Person of its shares of Equity Interests (other than Disqualified Stock) however designated and whether voting or non-voting, and any and all rights, warrants or options to acquire such Equity Interests (other than Disqualified Stock).

“Existing 6.75% Notes Indenture” means the indenture, dated as of January 23, 2006, among the Company, the guarantors named therein and U.S. Bank National Association, as trustee, as supplemented by the first supplemental indenture, dated as of January 23, 2006, among the Company, the guarantors named therein and U.S. Bank National Association, as trustee.

“Existing 6 1/4% Notes Indenture” means the indenture, dated as of March 23, 2005, among the Company, the guarantors named therein and U.S. Bank National Association, as trustee.

“Existing 7 1/2% Notes Indenture” means the supplemental indenture, dated as of May 7, 2003, among the Company, the guarantors named therein and U.S. Bank National Association, as trustee, amending and supplementing an indenture, dated as of May 7, 2003, and as amended and supplemented by a first supplement, dated as of August 8, 2003, a second supplement, dated as of August 8, 2003, a second supplemental indenture, dated as of December 31, 2004 and a third supplemental indenture, dated as of May 14, 2009.

“Existing Indebtedness” means the Indebtedness of CCA and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

“Existing Notes” means the Company’s $375.0 million aggregate principal amount of 6 1/4% Senior Notes due 2013 and $150.0 million aggregate principal amount of 6.75% Senior Notes due 2014.

“Event of Default” means any event that is described under the caption “—Events of Default and Remedies.”

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

For purposes of making the computations referred to above, the pro forma change in Consolidated Cash Flow projected by the Company in good faith as a result of reasonably identifiable and factually supportable cost savings and costs, as the case may be, expected to be realized during the consecutive four-quarter period commencing after such acquisition or transaction (the “Savings Period”) will be included in such calculation for any reference period that includes any of the Savings Period; provided that any such pro forma change to such Consolidated Cash Flow will be without duplication for cost savings and costs actually realized and already included in such Consolidated Cash Flow. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into CCA or any Restricted Subsidiary since the beginning of such period) will have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but excluding amortization of debt issuance costs and original issue discount and other non-cash interest payments; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than (i) dividends on Equity Interests payable in Equity Interests of CCA (other than Disqualified Stock) or (ii) dividends to CCA or a Restricted Subsidiary of CCA, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local effective cash tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession as amended and/or modified from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, but not any Indebtedness of CCA under the Forward Delivery Deficits Agreement, dated as of September 25, 1997, by and between CCA and Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee, or under the Debt Service Deficits Agreement, dated as of January 1, 1997, by and between CCA and Hardeman County Correctional Facilities Corporation, each as in effect on the Issue Date, provided that and for so long as such Indebtedness is not required to be classified as debt of CCA or any Restricted Subsidiary pursuant to GAAP.

“Guarantors” means each of:

(1) the Guarantors described under “—Subsidiary guarantees” above; and

(2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Holder” means any Person in whose name a Note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness; and

(3) with respect to Hedging Obligations, the amount of Indebtedness required to be recorded as a liability in accordance with GAAP.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP and include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. If CCA or any Subsidiary of CCA sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of CCA such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of CCA, CCA will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments.” The acquisition by CCA or any Subsidiary of CCA of a Person that holds an Investment in a third Person will be deemed to be an Investment by CCA or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments.”

“Issue Date” means the date of the original issuance of the Notes.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person for any period, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss;

(3) any loss resulting from impairment of goodwill recorded on the consolidated financial statement of a Person pursuant to SFAS No. 142 “Goodwill and Other Intangible Assets”;

(4) any loss resulting from the change in fair value of a derivative financial instrument pursuant to SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”; and

(5) amortization of debt issuance costs.

“Net Proceeds” means the aggregate cash proceeds received by CCA or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration, including Designated Non-Cash Consideration, deemed to be cash pursuant to the provisions of “Repurchase at the option of holders—Asset sales,” received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither CCA nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of CCA or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of CCA or any of its Restricted Subsidiaries.

“Notes” means the $465.0 million in aggregate principal amount of CCA’s 7 3/4% Senior Notes due 2017 offered hereby issued pursuant to the Indenture and any additional notes designated by CCA as the same series as such senior notes and issued under the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means the business conducted by CCA and its Restricted Subsidiaries on the Issue Date and businesses reasonably related thereto or ancillary or incidental thereto or a reasonable extension thereof, including the privatization of governmental services.

“Permitted Investments” means:

(1) any Investment in CCA or in a Restricted Subsidiary of CCA;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by CCA or any Restricted Subsidiary of CCA in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of CCA; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CCA or any Restricted Subsidiary of CCA;

(4) any Investment made as a result of the receipt of non-cash consideration (including Designated Non-Cash Consideration) from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the option of holders—Asset sales”;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of CCA;

(6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations;

(8) other Investments in any other Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) not to exceed $35.0 million;

(9) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(10) loans or advances to employees made in the ordinary course of business of CCA or any Restricted Subsidiary not to exceed $5.0 million outstanding at any one time for all loans or advances under this clause (10);

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to CCA or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(12) Investments in existence on the Issue Date;

(13) Guarantees issued in accordance with the covenant described above under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”;

(14) Investments that are made with Equity Interests of CCA (other than Disqualified Stock of CCA);

(15) any Investment by CCA or any Restricted Subsidiary of CCA in a joint venture in a Permitted Business not to exceed $15.0 million outstanding at any one time; and

(16) any Investment in any Person that is not at the time of such Investment, or does not thereby become, a Restricted Subsidiary in an aggregate amount (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) since the date of first issuance of the Notes (but, to the extent that any Investment made pursuant to this clause (16) since the date of first issuance of the Notes is sold or otherwise liquidated for cash, minus the lesser of (a) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (b) the initial amount of such Investment) not to exceed 10% of Consolidated Tangible Assets; provided that, CCA or a Restricted Subsidiary of CCA has entered, or concurrently with any such Investment, enters into a long-term lease or management contract with respect to assets of such Person that are used or useful in a Permitted Business.

“Permitted Liens” means:

(1) Liens on real or personal property of CCA and any Guarantor securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the Indenture to be incurred;

(2) Liens in favor of CCA or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with CCA or any Restricted Subsidiary of CCA; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with CCA or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by CCA or any Restricted Subsidiary of CCA, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (3) of the second paragraph of the covenant described above under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock” covering only the assets acquired with such Indebtedness;

(7) Liens existing on the Issue Date;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens securing Permitted Refinancing Indebtedness; provided that any such Lien does not extend to or cover any property, Capital Stock or Indebtedness other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

(10) Attachment or judgment Liens not giving rise to a Default or an Event of Default;

(11) Liens on the Capital Stock of Unrestricted Subsidiaries;

(12) Liens incurred in the ordinary course of business of CCA or any Subsidiary of CCA with respect to obligations that do not exceed $15.0 million at any one time outstanding;

(13) pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which CCA or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of CCA or any Restricted Subsidiary or deposits or cash or Government Securities to secure surety or appeal bonds to which CCA or any Restricted Subsidiary is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(14) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(15) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of CCA or a Restricted Subsidiary or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of CCA or such Restricted Subsidiary;

(16) Liens securing Hedging Obligations so long as the related Indebtedness was incurred in compliance with the covenant described in “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”;

(17) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of CCA or any of its Restricted Subsidiaries; and

(18) normal customary rights of setoff upon deposits of cash in favor of banks or other depository institutions.

“Permitted Refinancing Indebtedness” means any Indebtedness of CCA or any of its Restricted Subsidiaries issued in repayment of, exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, repay, defease or refund other Indebtedness of CCA or any of its Restricted Subsidiaries (other than intercompany Indebtedness and Disqualified Stock of CCA or a Restricted Subsidiary); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, repaid, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded; and

(4) such Indebtedness is incurred either by CCA or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of CCA means any Subsidiary of CCA that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired by CCA or a Restricted Subsidiary whereby CCA or a Restricted Subsidiary transfers such property to another Person and CCA or a Restricted Subsidiary leases it from such Person other than a lease properly characterized pursuant to GAAP as a capital lease obligation.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Guarantor pursuant to the terms of the Indenture, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Unoccupied Facility” means any prison facility owned by CCA or a Restricted Subsidiary which for the twelve month period ending on the date of measurement has had an average occupancy level of less than 15%.

“Unrestricted Subsidiary” means any Subsidiary of CCA that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with CCA or any Restricted Subsidiary of CCA unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CCA or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of CCA;

(3) is a Person with respect to which neither CCA nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of CCA or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of CCA as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain covenants—Restricted payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of CCA as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock,” CCA will be in default of such covenant. The Board of Directors of CCA may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of CCA of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation. Notwithstanding anything to the contrary herein, the Company shall not be permitted to declare any of its subsidiaries as Unrestricted Subsidiaries at any time after the Fall Away Covenants are no longer applicable in accordance with the provisions described under the caption “—Certain covenants—Changes in covenants when notes rated investment grade.”

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, or liquidation preference, as the case may be, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness.

Book-entry, delivery and form

We have obtained the information in this section concerning The Depository Trust Company (“DTC”), Clearstream Banking, S.A., Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes, the base indenture and the second supplemental indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the base indenture or the second supplemental indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the base indenture or the second supplemental indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described below under the heading “—Certificated notes”:

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus supplement to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus supplement to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in “—Certificated notes.”

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-entry format

Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee under the base indenture and the second supplemental indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee under the base indenture and the second supplemental indenture have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. In addition, we and the trustee under the base indenture and the second supplemental indenture have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the base indenture and the second supplemental indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the base indenture or the second supplemental indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Transfers within and among book-entry systems

Transfers between DTC’s direct participants will occur in accordance with DTC rules. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with its applicable rules and operating procedures.

DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.

Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash amount only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear has agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•	we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and the trustee or we are unable to locate a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the base indenture or the second supplemental indenture; or

•	we, at our option, elect to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the notes along with instructions for re-registration. The trustee will re-issue the debt securities in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the base indenture and the second supplemental indenture.

Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus supplement to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

Certain U.S. federal income tax considerations

The following is a general discussion of certain United States federal income tax consequences to a holder with respect to the purchase, beneficial ownership and disposition of the notes. This summary is limited to holders who will hold the notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and who acquire the notes in this offering at the initial offering price. This summary does not deal with the United States federal income tax consequences to investors subject to special treatment under the United States federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, retirement plans, regulated investment companies, traders in securities that elect to apply a mark-to-market method of accounting, persons that hold the notes as part of a “straddle,” a “hedge” against currency risk, a “conversion transaction” or other integrated transaction, holders subject to the alternative minimum tax, partnerships or other pass-through entities (or investors in such entities), certain financial institutions, expatriates and former citizens or long-term residents of the United States and holders that have a “functional currency” other than the U.S. dollar, all within the meaning of the Code. In addition, this discussion does not describe United States federal gift or estate tax consequences or any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

The federal income tax considerations set forth below are based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Prospective investors should particularly note that any such change could have retroactive application so as to result in federal income tax consequences different from those discussed below.
We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

Investors considering the purchase of the notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

As used herein, “United States Holders” are beneficial owners of the notes, that are, for United States federal income tax purposes:

•	individuals who are citizens or residents of the United States;

•	corporations or other entities taxable as corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	estates, the income of which is subject to United States federal income taxation regardless of its source; or

•	trusts if (i) (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust was in existence to on August 20, 1996, was treated as a U.S. person prior to such date, and validly elected to continue to be so treated.

As used herein, a “non-United States Holder” is a beneficial owner of the notes that is an individual, corporation, estate or trust for United States federal income tax purposes and is not a United States Holder.

If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership or other entity will generally depend upon the status of the partner and the activities of the partnership or other entity. If you are a partner of a partnership or other entity taxable as a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

Taxation of United States Holders

This discussion assumes that a United States Holder has not made an election to treat stated interest on the notes as original issue discount (“OID”).

Taxation of Stated Interest

Stated interest on the notes will be treated as “qualified stated interest” (i.e., stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the note) and will be taxable to United States Holders as ordinary interest income as the interest accrues or is paid, in accordance with the Holder’s regular method of tax accounting.

Taxation of Original Issue Discount

The notes will be treated as being issued with OID for United States federal income tax purposes to the extent their “issue price” is less than their stated principal amount by more than a de minimis amount. The issue price of a note will equal the first price at which a substantial amount of the notes are sold for cash to investors (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers).

A United States Holder (whether a cash or accrual method taxpayer) will be required to include in gross income any OID as it accrues on a constant yield to maturity basis, before the receipt of cash payments attributable to this income. The amount of OID includible in gross income for a taxable year will be the sum of the daily portions of OID with respect to the note for each day during that taxable year on which the United States Holder holds the note. The daily portion is determined by allocating to each day in an “accrual period” a pro rata portion of the OID allocable to that accrual period. The OID allocable to any accrual period will equal (a) the product of the “adjusted issue price” of the note as of the beginning of such period and the note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) less (b) the qualified stated interest allocable to the accrual period. The “adjusted issue price” of a note as of the beginning of any accrual period will equal its issue price, increased by previously accrued OID.

A United States Holder will not be required to recognize any additional income upon the receipt of any payment on the notes that is attributable to previously accrued OID.

Sale, Exchange, Retirement or Redemption of the Notes

Upon the disposition of a note by sale, exchange, retirement or redemption, a United States Holder will generally recognize gain or loss equal to the difference between (1) the amount realized on the disposition of the note (other than amounts attributable to accrued and unpaid stated interest on the note, which will be treated as ordinary interest income for federal income tax purposes if not previously included in income) and (2) the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note generally will equal the cost of the note to such United States Holder, increased by any OID previously includible in income by the United States Holder.

Gain or loss from the taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note was held by the United States Holder for more than one year at the time of the disposition. For non-corporate holders, certain preferential tax rates may apply to gain recognized as long-term capital gain. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Where required, information will be reported to both United States Holders and the IRS regarding the amount of interest (including OID) on, and the proceeds from the disposition (including a retirement or redemption) of, the notes in each calendar year as well as the corresponding amount of tax withheld, if any exists.

Under the backup withholding provisions of the Code and the applicable Treasury Regulations, a holder of notes may be subject to backup withholding at a rate currently equal to 28% with respect to interest (including OID) on, and/or the proceeds from dispositions (including a retirement or redemption) of the notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. United States Holders will be subject to this backup withholding tax if such holder is not otherwise exempt and any of the following conditions exist: (1) such holder fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number; (2) the IRS notifies the payor that such holder furnished an incorrect TIN; (3) the payor is notified by the IRS that such holder is subject to backup withholding because the holder has previously failed to properly report payments of interest or dividends; or (4) such holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified holder that it is subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Taxation of Non-United States Holders

For purposes of the following discussion, interest (including OID) and gain on the sale, exchange or other disposition (including a retirement or redemption) of a note will be considered “U.S. trade or business income” if the income or gain is effectively connected with the conduct of a U.S. trade or business.

All references to interest in this discussion also refer to any OID.

Taxation of Interest

Interest income will qualify for the “portfolio interest” exception, and therefore will not be subject to United States withholding tax, if:

•	the interest income (including OID) is not “U.S. trade or business income” of the non-United States Holder;

•	the non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of the Company’s stock entitled to vote;

•	the non-United States Holder is not, for United States federal income tax purposes, a controlled foreign corporation that is related to the Company;

•	the non-United States Holder is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (A) the non-United States Holder certifies, under penalty of perjury, to the Company or the Company’s agent that it is not a U.S. person and such non-United States Holder provides its name, address and certain other information on a properly executed Form W-8BEN (or an applicable substitute form), or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the note on behalf of the beneficial owner and provides a statement to the Company or the Company’s agent signed under the penalties of perjury in which the organization, bank or financial institution certifies that Form W-8BEN or a suitable substitute has been received by it from the non-United States Holder or from another financial institution entity on behalf of the non-United States Holder and furnishes the Company or the Company’s agent with a copy.

If a non-United States Holder cannot satisfy the requirements for the portfolio interest exception as described above, the gross amount of payments of interest to such non-United States Holder that is not “U.S. trade or business income” will be subject to United States federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will not be subject to United States federal withholding tax but will be taxed on a net income basis in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and if the non-United States Holder is a foreign corporation, such U.S. trade or business income may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such interest, or a lower rate provided by an applicable treaty. In order to claim the benefit provided by a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, a non-United States Holder must provide either:

•	a properly executed Form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or

•	a properly executed Form W-8ECI (or suitable substitute form) stating that interest paid on the note is not subject to withholding tax because it is “U.S. trade or business income.”

Sale, Exchange, Retirement or Redemption of Notes

Subject to the discussion of backup withholding below, generally, a non-United States Holder will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, retirement or redemption of a note unless:

•	the gain is “U.S. trade or business income;” or

•	the non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition of the note is made and certain other requirements are met.

A holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale in the same manner as a U.S. Holder, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain, or a lower rate provided by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a 30% United States federal income tax on the gain derived from the sale, which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding

Where required, information will be reported annually to each non-United States Holder as well as the IRS regarding any interest that is either subject to withholding or exempt from United States withholding tax pursuant to a tax treaty or to the portfolio interest exception. Copies of these information returns may also be made available to the tax authorities of the country in which the non-United States Holder resides under the provisions of a specific treaty or agreement.

Under the backup withholding provisions of the Code and the applicable Treasury Regulations, a holder of notes may be subject to backup withholding at a rate currently equal to 28% with respect to interest paid on the notes. However, the regulations provide that payments of interest to a non-United States Holder will not be subject to backup withholding and related information reporting if the non-United States Holder certifies its non-U.S. status under penalties of perjury or satisfies the requirements of an otherwise established exemption, provided that neither the Company nor the Company’s paying agent has actual knowledge that such holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition (including a retirement or redemption) of notes to or through the U.S. office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the non-United States Holder certifies its non-U.S. status under penalty of perjury or satisfies the requirements of an otherwise established exemption, provided that the broker does not have actual knowledge that such holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States will not be subject to information reporting or backup withholding.

When a non-United States Holder receives a payment of proceeds from the disposition of notes either to or through a non-U.S. office of a broker that is either a U.S. person or a person who has certain enumerated relationships with the United States, the regulations require information reporting (but not backup withholding) on the payment, unless the broker has documentary evidence in its files that the non-United States Holder is not a U.S. person and the broker has no knowledge to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

ERISA considerations

The Employee Retirement Income Security Act of 1974 (“ERISA”) imposes requirements on employee benefit plans subject to Title I of ERISA, which we refer to as “ERISA plans,” and on those persons who are fiduciaries of ERISA plans. Investments by ERISA plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that an ERISA plan’s investments be made in accordance with the documents governing such ERISA plan.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA plan, as well as those plans that are not subject to ERISA but that are subject to Section 4975 of the Code, such as individual retirement accounts, which, together with ERISA plans, we refer to as the “plans,” and specified persons, referred to as “parties in interest” or “disqualified persons,” having specified relationships to such plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and to other penalties and liabilities under ERISA and the Code. In addition, if a prohibited transaction occurs with respect to a plan, the fiduciary may be subject to penalties and liabilities under ERISA and the Code.

The fiduciary of a plan that proposes to purchase and hold any notes should consider, among other things, whether such purchase and holding may involve (1) a direct or indirect extension of credit to a party in interest or to a disqualified person, (2) the sale or exchange of any property between a plan and a party in interest or disqualified person, or (3) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any plan assets. Depending upon the identity of the plan fiduciary making the decision to acquire or hold the notes on behalf of a plan, Prohibited Transaction Class Exemption (“PTCE”), as amended, 91-38, as amended, (relating to investments by bank collective investment funds), PTCE 84-14, as amended, (relating to transactions effected by a “qualified professional asset manager”), PTCE 95-60, as amended, (relating to investments by an insurance company general account), PTCE 96-23, as amended, (relating to transactions directed by an in-house professional asset manager) or PTCE 90-1, as amended, (relating to investments by insurance company pooled separate accounts), could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code, although there can be no assurance that all of the conditions of such exemptions will be satisfied.

Federal, state, local or non-U.S. laws governing the investment and management of the assets of governmental plans and other plans which are not subject to ERISA or the Code may contain fiduciary and prohibited transaction requirements similar to those under Title I of ERISA and Section 4975 of the Code, which we refer to as “similar laws.” Accordingly, fiduciaries of such plans, in consultation with their counsel, should consider the impact of their respective laws on investments in the notes and the considerations discussed above, to the extent applicable.

Because of the above, the notes should not be purchased or held by any person investing “plan assets” of any plan or employee benefit plan subject to similar laws, unless such purchase and holding will not be subject to, or will be exempt from, the prohibited transactions rules of ERISA and the Code or similar violation of any applicable similar laws.

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (1) no portion of the assets used by such purchaser or transferee to acquire the notes constitutes assets of any employee benefit plan subject to Title I of ERISA or Section 4975 of the Code or the applicable provisions of any similar law or (2) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any similar laws.

Due to the complexity of these rules and penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries, or other persons, considering purchasing the notes on behalf of, or with the assets of, any plan or employee benefit plan subject to ERISA, Section 4975 of the Code or similar laws, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws applicable to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriters	Principal amount

J.P. Morgan Securities Inc.	$105,788,000
Banc of America Securities LLC	105,788,000
Wachovia Capital Markets, LLC	105,788,000
HSBC Securities (USA) Inc.	38,943,000
SunTrust Robinson Humphrey, Inc.	38,943,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	16,275,000
U.S. Bancorp Investments, Inc.	16,275,000
Avondale Partners, LLC	9,300,000
First Analysis Securities Corporation	9,300,000
Macquarie Capital (USA) Inc.	9,300,000
RBC Capital Markets Corporation	9,300,000
Total	$465,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.375% of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.25% of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us

Per note	2.00%

In the underwriting agreement, we have agreed that:

•	We will not offer or sell any of our debt securities (other than the notes) for a period of 90 days after the date of this prospectus supplement without the prior consent of J.P. Morgan Securities Inc.

•	We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are new issues of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), each underwriter has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 20031711EC and includes any relevant implementing measure in each Relevant Member State.

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Each institutional purchaser in California who buys a note from an underwriter will be deemed to have represented that such purchaser is purchasing for its own account (or for an account for which it acts as trustee) for investment and not with a view to or for sale in connection with any distribution of the notes.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, or the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If any of the underwriters engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

We expect delivery of the notes will be made against payment therefor on or about June 3, 2009, which is the tenth business day following the date of pricing of the notes (such settlement being referred to as “T+10”). Under Rule 15(c)6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes and the next six succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

We estimate that our total expenses of this offering will be approximately $1.2 million.

Certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates. Bank of America, N.A., an affiliate of Banc of America Securities LLC, currently serves as administrative agent and a lender under our revolving credit facility, and each other underwriter or its affiliate is a lender under the revolving credit facility. We have also retained J.P. Morgan Securities Inc. to act as the exclusive dealer manager for the tender offer of the 2011 Notes, for which it will receive customary fees and reimbursement of reasonable out-of-pocket expenses.

Legal matters

Certain legal matters relating to the notes will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters relating to the notes will be passed upon for the underwriters by Cahill Gordon & Reindel llp, New York, New York. Bass, Berry & Sims PLC will rely upon Miles & Stockbridge, P.C., Baltimore, Maryland as to all matters of Maryland law.

Experts

The consolidated financial statements of Corrections Corporation of America and Subsidiaries as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 appearing in Corrections Corporation of America and Subsidiaries’ Current Report (Form 8-K) filed with the Securities and Exchange Commission on May 14, 2009 and the effectiveness of Corrections Corporation of America and Subsidiaries’ internal control over financial reporting as of December 31, 2008, appearing in Corrections Corporation of America and Subsidiaries’ Annual Report (Form 10-K) for the year ended December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Debt Securities
Guarantees of Debt Securities

We may offer and sell from time to time debt securities and guarantees of debt securities. This prospectus provides you with a general description of the securities we may offer.

We will provide specific terms of securities we offer, and the manner in which they are being offered, in supplements to this prospectus. Our securities cannot be sold unless this prospectus is accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

We will sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Our net proceeds from any sale of securities will also be set forth in the applicable prospectus supplement.

Our principal executive offices are located at 10 Burton Hills Boulevard, Nashville, Tennessee 37215. Our telephone number is (615) 263-3000.

Investing in our securities involves certain risks. Before buying our securities, you should refer to the risk factors included in our periodic reports, in prospectus supplements and in other information filed by us with the Securities and Exchange Commission. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 19, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any such free writing prospectus is accurate only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration, we may sell the securities described in this prospectus in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities being sold. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

When we refer to “we,” “our” and “us” in this prospectus, we mean Corrections Corporation of America, including, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries. When we refer to “you” or “yours,” we mean the purchasers of the applicable securities.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “projects,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on our current plans and actual future activities, and our results of operations may be materially different from those set forth in the forward-looking statements. In particular these include, among other things, statements relating to:

•	general economic and market conditions, including the impact governmental budgets can have on our per diem rates and occupancy;

•	fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in costs of operations, fluctuations in interest rates and risks of operations;

•	changes in the privatization of the corrections and detention industry and the public acceptance of our services;

•	our ability to obtain and maintain correctional facility management contracts, including as the result of sufficient governmental appropriations, inmate disturbances, and the timing of the opening of new facilities and the commencement of new management contracts as well as our ability to utilize current available beds and new capacity as development and expansion projects are completed;

•	increases in costs to develop or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions, and material shortages, resulting in increased construction costs;

•	changes in government policy and in legislation and regulation of the corrections and detention industry that adversely affect our business including, but not limited to, judicial challenges regarding the transfer of California inmates to out-of-state private correctional facilities;

•	the availability of debt and equity financing on terms that are favorable to us; and

•	other factors detailed in the section entitled “Risk Factors” incorporated by reference to our most recent annual report on Form 10-K, any subsequent quarterly reports on Form 10-Q or any current reports on Form 8-K we file after the date of this prospectus.

All forward-looking statements in this prospectus should be considered in the context of these risk factors. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we file current, quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. Our SEC filings also are available to the public at the Internet website maintained by the SEC at www.sec.gov and from commercial document retrieval services.

We also make available free of charge through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, our definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after we electronically file such reports or amendments with, or furnish them to, the SEC. Our Internet website address is www.correctionscorp.com. The information located on, or hyperlinked or otherwise connected to, our website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any other filings that we make with the SEC. You may also inspect the information that we file with the New York Stock Exchange (the “NYSE”), at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This means that we can disclose important business and financial information to you by referring you to information and documents that we have filed with the SEC. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after this prospectus will automatically update and supersede the corresponding information contained in this prospectus or in documents filed earlier with the SEC.

We are incorporating by reference the following documents that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 7, 2009; and

•	Our Current Reports on Form 8-K, filed with the SEC on February 23, 2009 and May 14, 2009.

We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after this prospectus. Notwithstanding the foregoing, information that we furnish under Items 2.02 and 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus, the registration statement of which this prospectus is a part, or any prospectus supplement.

Each document referred to above is available over the Internet on the SEC’s website at www.sec.gov and on our website at www.correctionscorp.com. We will also furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be directed to:

Corrections Corporation of America
10 Burton Hills Boulevard
Nashville, Tennessee 37215
(615) 263-3000
Attention: Investor Relations

THE COMPANY

We are the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States behind only the federal government and three states. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to help reduce recidivism and to prepare inmates for their successful reentry into society upon their release. We also provide health care (including medical, dental, and psychiatric services), food services, and work and recreational programs. Our customers consist of federal, state, and local correctional and detention authorities.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent annual report on Form 10-K, any subsequent quarterly reports on Form 10-Q or any current reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section above entitled “Forward-Looking Statements.”

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, including repaying, redeeming or repurchasing outstanding debt and for working capital, capital expenditures, stock repurchases and acquisitions. We may invest funds not required immediately for such purposes in short-term, interest-bearing and other investment-grade securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs.

											Three Months
	Years Ended December 31,										Ended March 31,
	2004		2005		2006		2007		2008		2009

Ratio of Earnings to Fixed Charges	2.1	x	1.9	x	3.2	x	3.8	x	4.0	x	4.0x

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

This section describes the general terms and provisions of debt securities to be issued by us and guarantees of debt securities to be issued by our subsidiaries, as applicable. When we refer to “we,” “our” and “us” in this section, we mean Corrections Corporation of America, as the applicable issuer, excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Unless otherwise specified in a supplement to this prospectus, the debt securities and the guarantees will be the direct, unsecured obligations of the issuer thereof and will rank equally with all of the issuer’s other unsecured and unsubordinated indebtedness. The debt securities may be fully and unconditionally guaranteed on a secured or unsecured senior or subordinated basis, jointly and severally, by guarantors, if any. The obligations of each guarantor, if any, under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. In the event that any series of debt securities and guarantees will be subordinated to other indebtedness that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities or guarantees.

The debt securities will be issued under an indenture dated as of January 23, 2006, as supplemented, between us, certain of our subsidiaries and U.S. Bank National Association, as trustee. The indenture, as supplemented, is referred to in this prospectus as the “indenture.” The indenture describes the terms of the debt securities and does not limit the amount of debt securities we may issue under the indenture. We have summarized the general features of the debt securities to be governed by the indenture below. The summary is not complete and does not contain all information that may be important to you. The indenture, as supplemented, has been incorporated by reference as an exhibit to the registration statement that we have filed with the SEC, of which this prospectus forms a part. We encourage you to read the indenture and any supplemental indentures thereto or officers’ certificates related thereto that we file with the SEC.

General

The terms of each series of debt securities will be established by our board of directors or a committee thereof and set forth or determined in the manner provided in a board resolution, an officers’ certificate or by a supplemental indenture. We will set forth in a prospectus supplement the aggregate principal amount of any series of debt securities being offered and the terms of such debt securities, including, but not limited to, the following:

•	the title of the debt securities;

•	the price or prices at which the debt securities will be offered;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates or the method by which such date or dates will be determined on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates at which the debt securities will bear interest, the date or dates from which such interest will accrue, the date or dates on which such interest will commence and be payable and any regular record date for the interest payable on any interest payment date and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

•	the place or places where the principal of and interest on, the debt securities will be payable, or the method of such payment, if by wire transfer, mail or other means;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of debt securities and the terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of such repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	the forms of the debt securities and whether the debt securities will be issuable as global securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

•	if other than U.S. dollars, the currency of denomination of the debt securities;

•	if other than U.S. dollars, the designation of the currency, currencies or currency units in which payment of principal and interest on the debt securities will be made;

•	if payments of principal or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of or interest on the debt securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any provisions relating to any guarantees of the debt securities;

•	any addition to or change in the events of default described below under the heading “Events of Default” with respect to the debt securities and any change in the acceleration provisions described in the indenture with respect to the debt securities;

•	any addition to or change in the covenants set forth in the indenture with respect to the debt securities;

•	any trustees, depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	the date of any temporary global security representing the debt securities;

•	the applicability of provisions relating to the defeasance of the debt securities set forth in the indenture and any provisions in modification of, in addition to or in lieu of any such provisions;

•	if the debt securities are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

•	if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for such debt securities to be authenticated and delivered;

•	whether and under what circumstances we will pay additional amounts on the debt securities to any holder who is not a U.S. person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

•	the obligation, if any, of the Company to permit the debt securities to be converted into or exchanged for common stock of the Company or other securities or property of the Company and the terms and conditions upon which such conversion or exchange will be effected (including, without limitation, the initial conversion or exchange price or rate, the conversion or exchange period, any adjustment of the applicable conversion or exchange price or rate and any requirements relative to the reservation of such shares for purposes of conversion or exchange);

•	if convertible or exchangeable, any applicable limitations on the ownership or transferability of the debt securities or property into which such debt securities are convertible or exchangeable;

•	the applicability of the guarantee provisions set forth in the indenture to the debt securities and any provisions in modification, in addition to or in lieu of any such provisions; and

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series.

Ranking Senior Debt Securities

Our senior debt securities will rank equally with all our other unsecured and unsubordinated indebtedness.

Subordination

Any subordination provisions for a series of subordinated debt securities will be set forth in the applicable prospectus supplement and in the subordinated debt securities themselves or a resolution of our board of directors, a supplemental indenture or an officers’ certificate.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger or Sale of Assets

We may not consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”), and may not permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to us unless:

•	the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default (including any event that with the passage of time or the giving of notice or both would be an event of default) shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

An “event of default” means with respect to any series of debt securities, any of the following:

(1) default in the payment of any interest upon any debt security of that series when it becomes due, and continuance of that default for a period of 30 days;

(2) default in the payment of principal of, or premium, if any, on any debt security of that series when due;

(3) default in the performance or breach of any other covenant or warranty by us in the indenture or any debt security (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive notice from the trustee or from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series as provided in the indenture;

(4) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our subsidiaries (or the payment of which is guaranteed by us or any of our subsidiaries) pursuant to which the principal amount of such indebtedness aggregates $25.0 million or more and (a) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the applicable grace period or (b) results in the acceleration of such indebtedness prior to its express maturity;

(5) certain events of bankruptcy, insolvency, reorganization or similar proceedings of us or our significant subsidiaries, as applicable; and

(6) any other event of default with respect to debt securities of that series described in a board resolution, supplemental indenture or an officers’ certificate in accordance with the terms of the indenture.

If an event of default (other than an event of default specified in clause (5) with respect to us) under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any.

If an event of default under the indenture specified in clause (5) occurs and is continuing, then all outstanding debt securities (or such lesser amount as may be provided in the terms of the securities) will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding debt securities of such series may rescind the accelerated payment requirement if all existing events of default, except for nonpayment of the principal, interest or premium on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal, interest or premium, if any, on any outstanding debt security of such series.

Holders of at least 25% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have notified the trustee of a continuing event of default in writing and made a written request, and offered indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an event of default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an event of default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee satisfactory security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

The trustee will, within 90 days after any default occurs, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

Modification and Waiver

The indenture may be amended or supplemented without the consent of any holder of debt securities in order to:

•	evidence the succession of another person to us or any guarantor and the assumption by any such successor of all applicable covenants, provided such succession is otherwise in compliance with the indenture and applicable law;

•	add covenants for the benefit of the holders of debt securities of any series or surrender any right or power conferred upon us or any guarantor;

•	add additional events of default with respect to the debt securities of any series;

•	permit or facilitate the issuance of debt securities in uncertificated form or provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	add to, change or eliminate provisions, provided that any such addition, change or elimination shall (i) neither (a) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision, nor (b) modify the rights of a holder of any debt security of any series with respect to such provision, or (ii) become effective only when there is no debt security outstanding;

•	secure the debt securities of a series;

•	establish the form or terms of debt securities of any series;

•	evidence the succession of another person to the trustee and to add or change provisions reasonable and necessary to provide for the administration of trusts created pursuant to the indenture by more than one trustee, provided such succession is otherwise in compliance with the indenture and applicable law;

•	cure any ambiguity, defect or inconsistency;

•	make changes to certain provisions of the indenture that do not materially adversely affect any holder of debt securities of any series;

•	provide for the assumption of our obligations by a successor that complies with the provisions of the indenture described above under “— Consolidation, Merger or Sale of Assets”;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series or that does not adversely affect the legal rights of any holder of debt securities of any series; or

•	comply with the requirements of the SEC to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Other modifications and amendments to the indenture may be made with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any debt security or alter or waive any provisions with respect to the redemption of any debt security;

•	reduce the rate of or change the time for payment of interest (including default interest) on any debt security;

•	waive a default or event of default in the payment of the principal, interest or premium, if any, on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make any debt security payable in currency other than that stated in the debt security;

•	make any change to the provisions of the indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payment of the principal, interest or premium, if any, on those debt securities;

•	waive a redemption payment with respect to any debt security or change any provisions of the indenture relating to the redemption of debt securities; or

•	make any change to the foregoing amendment and waiver provisions.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the indenture with respect to the outstanding debt securities of any series, when:

•	either:

•	all debt securities of any series issued that have been authenticated have been delivered to the trustee for cancellation; or

•	all the debt securities of any series issued that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities; and

•	no default or event of default under the indenture are continuing on the date of any such deposit with the trustee and such deposit will not result in a default under the indenture or result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

•	we have paid or caused to be paid all other sums then due and payable under the indenture;

•	we have delivered irrevocable instructions to the trustee to apply any deposit towards the payment of the debt securities at maturity or the redemption date, as the case may be; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the outstanding debt securities to receive principal, interest or any premium when due;

•	certain of our obligations with respect to the debt securities, including those concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). If we so elect, any failure to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events described above under “— Events of Default” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•	we must irrevocably have deposited with the trustee for the benefit of the holders of the debt securities of such series:

•	cash in such currency, currencies or currency units in which such debt securities are specified as being payable;

•	U.S. government securities (or equivalent government securities in the case of debt securities denominated in other than U.S. dollars); or

•	a combination of cash and U.S. government securities (or equivalent government securities, as applicable),

in each case sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay all of the principal, interest and any premium on the outstanding debt securities of such series on the stated date for payment thereof or on the applicable redemption date, as applicable, and we must specify whether the debt securities of such series are being defeased to maturity or to a particular redemption date;

•	in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of the legal defeasance to be effected and will be subject to the same Federal income tax as would be the case if the legal defeasance did not occur;

•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of the covenant defeasance to be effected and will be subject to the same Federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•	no event of default or default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) with respect to such debt securities to which we or any of our subsidiaries are a party or by which we or any of our subsidiaries are bound;

•	we have delivered to the trustee an officers’ certificate stating that such deposit was not made by us with the intent of preferring the holders of such debt securities over our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the legal defeasance or covenant defeasance have been complied with.

Paying Agent and Registrar

Unless otherwise appointed by us, the trustee will initially act as paying agent and registrar for all debt securities. We may change the paying agent or registrar for any series of debt securities without prior notice, and we or any of our subsidiaries may act as paying agent or registrar.

Forms of Securities

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of the series of debt securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. Neither we nor the trustee or any other agent of ours or the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Unless we state otherwise in a prospectus supplement, the Depository Trust Company (“DTC”) will act as depositary for each series of debt securities issued as global securities. DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of the foregoing methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the securities offered by this prospectus and any prospectus supplement will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Bass, Berry & Sims PLC will rely upon Miles & Stockbridge P.C., Baltimore, Maryland, as to matters of Maryland law. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The consolidated financial statements of Corrections Corporation of America and Subsidiaries as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 appearing in Corrections Corporation of America and Subsidiaries’ Current Report (Form 8-K) filed with the Securities and Exchange Commission on May 14, 2009 and the effectiveness of Corrections Corporation of America and Subsidiaries’ internal control over financial reporting as of December 31, 2008, appearing in Corrections Corporation of America and Subsidiaries’ Annual Report (Form 10-K) for the year ended December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.